Exhibit 2.1

SHARE PURCHASE AGREEMENT

AMONG

AKANDA CORP.

- and -

CANNAHEALTH LIMITED

- and -

HOLIGEN HOLDINGS LIMITED

- and -

THE FLOWR CORPORATION

Dated as of April 20, 2022

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TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Exhibits, Schedules	10
ARTICLE 2 PURCHASE OF PURCHASED INTEREST		10
2.1	Purchase of Purchased Interest	10
2.2	Purchase Price	10
2.3	Acknowledgment of Purchaser	10
2.4	Lock-Up of Payment Shares	11
2.5	Closing	12
2.6	Closing Deliveries of the Vendor	12
2.7	Closing Deliveries of the Purchaser	14
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE VENDOR		15
3.1	Organization and Authorization	15
3.2	No Conflicts	15
3.3	Organizational Documents and Corporate Records	16
3.4	Capitalization	16
3.5	Dividends	17
3.6	Investments	17
3.7	Corporate Records	17
3.8	Company Financial Statements	17
3.9	No Undisclosed Liabilities	18
3.10	Indebtedness	18
3.11	Banking	18
3.12	Absence of Certain Changes	18
3.13	Material Contracts	19
3.14	Legal Proceedings	20
3.15	Compliance with Laws; Business	20
3.16	Licenses	20
3.17	Assets	20
3.18	Products	21
3.19	Intellectual Property; Privacy, Confidentiality	22
3.20	Tax Matters	23
3.21	Environmental Matters	24
3.22	Employment Matters	24
3.23	Employee Plans	26
3.24	Anti-Corruption; Money Laundering	27
3.25	Related Party Transactions	27
3.26	Insurance	28
3.27	Insolvency	28
3.28	No Brokers	28
3.29	Real Property	29
3.30	Disclosure	32
3.31	Power and Capacity	33
3.32	Required Consents	33

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3.33	Ownership of Purchased Interest and Shares of OpCo	33
3.34	Akanda Shares	33
3.35	Computer Systems	34
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		35
4.1	Organization	35
4.2	Authorization	35
4.3	No Conflicts; Required Consents	35
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF AKANDA		36
5.1	Organization	36
5.2	Authorization	36
5.3	Organizational Documents and Corporate Records	36
5.4	No Conflicts; Required Consents	37
5.5	Capitalization	37
5.6	Subsidiaries and Investments	38
5.7	Akanda Financial Statements	38
5.8	No Undisclosed Liabilities	38
5.9	Indebtedness	38
5.10	Compliance with Laws	39
5.11	Licenses	39
5.12	Due Issuance	39
5.13	No Orders	39
5.14	Securities Law Matters	39
ARTICLE 6 COVENANTS		40
6.1	Interim Operations	40
6.2	Access to Information	43
6.3	Notice of Certain Events	43
6.4	Efforts	43
6.5	Exclusivity.	44
6.6	Confidentiality	44
6.7	Expenses	44
6.8	Non-Competition	45
6.9	Post-Closing Deliverables	45
6.10	Further Assurances	46
6.11	Termination of Certain Arrangements	46
6.12	Bridge Loans	46
6.13	Transfer of ShellCo	46
6.14	US Securities	46
ARTICLE 7 CONDITIONS PRECEDENT		47
7.1	Conditions to the Obligations of the Parties	47
7.2	Conditions to the Obligations of the Vendor	47
7.3	Conditions to the Obligations of Purchaser and Akanda	48
ARTICLE 8 INDEMNIFICATION		49
8.1	Indemnity by Vendor and Flowr	49
8.2	Indemnity by Purchaser and Akanda	50
8.3	Claim Notice	50
8.4	Limitation of Liability of Vendor	50

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8.5	Limitation of Liability of Purchaser and Akanda	50
8.6	Indemnity Baskets	50
8.7	Calculation of Damages	51
ARTICLE 9 POST-CLOSING TAX RETURNS		51
9.2	Cookies’ Agreements	52
ARTICLE 10 TERMINATION		52
10.1	Grounds for Termination	52
10.2	Notice of Termination	53
10.3	Effect of Termination	53
ARTICLE 11 RELEASES		53
11.1	Vendor’s Release	53
11.2	Akanda Group Member Release	53
ARTICLE 12 GENERAL PROVISIONS		54
12.1	Non-Survival of Representations, Warranties and Covenants	54
12.2	Notices	54
12.3	Counterparts	55
12.4	Amendments and Waivers	55
12.5	Severability	55
12.6	Assignment; Successors and Assigns	55
12.7	No Third Party Beneficiaries.	55
12.8	Governing Law	56
12.9	Specific Performance	56
12.10	Interpretation; Absence of Presumption	56
12.11	Announcements	57
12.12	Entire Agreement	57

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated as of April 20, 2022, among Akanda Corp., a company incorporated under the laws of the Province of Ontario and having its registered office situated at 77 King Street West, Suite 400, Toronto-Dominion Centre, Toronto, Ontario, Canada M5K 0A1 (“Akanda”), Cannahealth Limited, a company incorporated under the laws of Malta having company registration number C95702 and having its registered office situated at Level 4, The Penthouse, Suite 2, Ewropa Business Centre, Triq Dun Karm, Birkirkara, Malta (the “Purchaser”), Holigen Holdings Limited, a company incorporated under the laws of Malta, having company registration number C87034 and having its registered office situated at Lara Buildings, Level 1, Giuzeppi Calleja Street, Iklin, IKL 1262, Malta (the “Vendor”) and The Flowr Corporation, a company incorporated under the laws of the Province of Ontario and having its registered office situated at 60 Adelaide Street East, Suite 1000, Toronto, Ontario M5C 3E4 (“Flowr”).

WHEREAS, at the Agreement Date, the Vendor owns, beneficially and of record, the Purchased Shares;

WHEREAS the Purchaser wishes to acquire all of the Purchased Shares and the Purchased Receivables from the Vendor upon the terms and conditions set forth herein (the “Acquisition”);

WHEREAS, as consideration for the Vendor selling the Purchased Interest to the Purchaser, in addition to the cash consideration, Akanda, the parent company of the Purchaser, has agreed to issue Akanda Shares to the Vendor, or as the Vendor directs, at Closing;

WHEREAS, Flowr is the parent company of the Vendor and will derive significant benefit upon completion of the Acquisition and, as a material inducement to the Purchaser and Akanda entering into this Agreement, Flowr has agreed to indemnify the Purchaser and Akanda and provide a non-competition covenant in favour of the Purchaser and Akanda, all as provided for herein;

WHEREAS the Vendor and the Purchaser have each agreed to the Acquisition;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1            Definitions.

For purposes of this Agreement, the following terms will have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 6.5.

“Action” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or mediator.

“Acquisition” has the meaning specified in the Preamble to this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, including: (i) in the case of Akanda after the Closing, the Company; and (ii) in the case of a natural Person, any trust maintained for the benefit of such natural Person or such natural Person’s spouse or descendants (whether natural or adopted). For purposes of this Agreement, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this share purchase agreement, including all exhibits and schedules hereto, as the same may be amended or supplemented from time to time.

“Agreement Date” means the date of this Agreement.

“Aljustrel Lease” means the lease agreement executed between the Target and Agro Vale Longo, Lda, on August 21, 2018 by means of which the latter leased the Aljustrel Leased Property to the Target, who took on the lease of the same.

“Aljustrel Leased Premises” means parcel of land with an area of 65 ha identified in plans attached to the Vendor Disclosed Schedule, located in the following rural properties: (a) rural property located at Herdade do Azinhal inscribed in the tax department under article 42, section V of the Union of Parishes of Aljustrel and Rio de Moinhos; (b) rural property located at Courela das Texugueiras ou Texugueiras inscribed in the tax department under article 2, section V of the Union of Parishes of Aljustrel and Rio de Moinhos; (c) rural property located at Courela das Texugueiras ou Texugueiras inscribed in the tax department under article 3, section V of the Union of Parishes of Aljustrel and Rio de Moinhos; (d) rural property located at Courela das Texugueiras ou Texugueiras inscribed in the tax department under article 4, section V of the Union of Parishes of Aljustrel and Rio de Moinhos; (e) rural property located at Courela das Texugueiras ou Texugueiras inscribed in the tax department under article 5, section V of the Union of Parishes of Aljustrel and Rio de Moinhos; (f) rural property located at Courela das Texugueiras ou Texugueiras inscribed in the tax department under article 6, section V of the Union of Parishes of Aljustrel and Rio de Moinhos; (g) rural property located at Courela das Texugueiras ou Texugueiras inscribed in the tax department under article 7, section V of the Union of Parishes of Aljustrel and Rio de Moinhos; (h) rural property located at Courela das Texugueiras ou Texugueiras inscribed in the tax department under article 23, section V of the Union of Parishes of Aljustrel and Rio de Moinhos; and (i) rural property located at Courela das Texugueiras ou Texugueiras inscribed in the tax department under article 10, section V of the Union of Parishes of Aljustrel and Rio de Moinhos.

“Aljustrel Owned Property” means the urban property comprised of plot of land for construction with a total area of 66,331 sq.m, described in the Land Registry Office of Aljustrel under number 4426 of the parish of Aljustrel and inscribed in the tax department under article 4225 of the Union of Parishes of Aljustrel e Rio de Moinhos.

“Akanda Business” means the business carried on by the Akanda as of the Agreement Date and as of the Closing Date, as described further in the Akanda Disclosure Record.

“Akanda Disclosure Record” means the public disclosure of Akanda posted on its issuer profile available on the Electronic Data Gathering, Analysis and Retrieval system at https://www.sec.gov/edgar/browse/?CIK=1888014&owner=exclude.

“Akanda Financial Statements” means the unaudited consolidated annual financial statements of Akanda for the period of July 16, 2021 to September 30, 2021.

“Akanda Fundamental Representations” means, collectively, the representations and warranties set forth in Sections 5.1, 5.2 and 5.11.

“Akanda Group Member” means Akanda and the direct or indirect Subsidiaries of Akanda, from time to time, including the Purchaser and the Subsidiaries described in the Akanda Disclosure Record.

“Akanda Material Adverse Effect” means any change, event, development, occurrence, state of facts, condition or effect (each, a “Akanda Effect”) that is, or would reasonably be expected to be, individually or in the aggregate with all other Akanda Effects, materially adverse to Akanda, the value of the Akanda Shares or the financial condition or results of operations of Akanda taken as a whole.

“Akanda Released Person” has the meaning specified in Section 11.1.

“Akanda Securities” has the meaning specified in Section 5.5.2.

“Akanda Shares” means common shares in the capital of Akanda.

“Applicable Laws” means, with respect to any Person, any law (statutory, common or otherwise), rule, regulation, ordinance, order, injunction, judgment, award, decree, permit or determination of (or agreement with) a Governmental Authority, in each case binding on that Person or any of its assets or properties, including any stock exchange requirements.

“Bank Debt” means the debt owed by OpCo to Caixia Central de Credito RDL.

“Business” means (i) with respect to the Company, the business of acting as a holding company, holding all of the issued and outstanding shares of OpCo, and (ii) with respect to OpCo, the business of medical cannabis cultivation, distribution and sales in Portugal and other European Union countries, as applicable.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Toronto, Ontario, Canada, Lisbon, Portugal or Valletta, Malta are authorized or required by Applicable Laws to be closed.

“Change of Control” means: (i) Flowr completing any transaction, including any consolidation, amalgamation, merger, plan of arrangement, reverse take-over or any other business combination or similar transaction whereby all of the outstanding shares of Flowr are sold, transferred or exchanged for securities of the resulting issuer that are not subject to any restricted period or hold period under applicable securities laws in Canada or any other jurisdiction (other than in respect of resales by control persons or any escrow requirements of an applicable stock exchange); or (ii) Flowr consummating: (A) any transaction that results in a Person or Persons acting jointly or in concert, directly or indirectly, acquiring the right to cast, at a general meeting of shareholders of Flowr, more than 50% of the votes that may be ordinarily cast at a general meeting, (B) an amalgamation, consolidation or merger with or into any other Person, or any merger of another Person into Flowr, unless the holders of voting securities of Flowr immediately prior to such amalgamation, consolidation or merger hold securities representing 50% or more of the voting control or direction in Flowr or the successor entity upon completion of such amalgamation, consolidation or merger, or (C) any conveyance, transfer, sale, lease or other disposition of all or substantially all of Flowr’s assets and properties.

“Claim” means any actual or threatened civil, criminal, administrative, regulatory, arbitral or investigative action, suit, investigation or proceeding and any claim, arbitration or demand resulting therefrom, at law or in equity or by any Person.

“Closing” means the completion of the Contemplated Transactions on the Closing Date.

“Closing Date” means April 29, 2022 or such other date as may be mutually agreed upon by the Parties on which the Closing occurs.

“Closing Financial Statements” means the unaudited financial statements for the Target Corporations for the period commencing January 1, 2022 to and including the Closing Date.

“Closing Time” means 10:00 a.m. (Toronto time) on the Closing Date, or such other time as the parties may mutually determine.

“Company” means Holigen Limited.

“Company Financial Statements” means, collectively, the Company’s unaudited financial statements for the year ended December 31, 2021 and OpCo’s unaudited financial statements for the year ended December 31, 2021.

“Company Shares” means the Ordinary Shares in the capital of the Company.

“Computer Hardware” means any and all computer, telecommunications and network equipment used by OpCo.

“Computer Software” means any and all computer programs and applications in both source and object code form used by OpCo, including all source and other preparatory materials relating thereto, user requirements, functional and programming specifications, principles, file structures, any relevant manuals or other documentation, and computer generated works.

“Computer Systems” means all the Computer Hardware and Computer Software.

“Contemplated Transactions” mean collectively, the Acquisition, and all other transactions and action contemplated by the Transaction Documents.

“Contract” means any contract, agreement, policy, lease, commitment, understanding or arrangement, whether written or oral to which a Party or any Affiliate thereof is a party, or is bound or affected by, or to which any of their respective properties or assets is subject.

“Corporate IP” has the meaning specified in Section 3.19.1.

“Damages” means, whether or not involving a third party claim, any loss, cost, liability, claim, interest, fine, penalty, assessment, damages available at law or in equity, or expense (including consultant’s and expert’s fees and expenses and reasonable costs, fees and expenses of legal counsel).

“Directors’ Resolution” has the meaning specified in Section 2.6.

“Employee Plans” means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, savings, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices (whether written or unwritten) relating to any current or former employees, officers or directors or dependants or independent contractors of either Target Corporation or any of their respective dependants or beneficiaries maintained, sponsored, contributed to or funded by either Target Corporation or under which either Target Corporation may have any liability contingent or otherwise other than benefit plans established pursuant to statute.

“Enforceability Limitations” means limitations on enforcement and other remedies by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting creditors’ rights generally or general principles of equity.

“Environmental Laws” means any Applicable Laws relating to environmental contamination, exposure to Hazardous Materials, the protection of the environment or the protection of human health and safety as it relates to the environment.

“Exchange” means the Nasdaq Capital Market or such other recognized stock exchange on which the Akanda Shares are principally traded.

“Form BO2” has the meaning specified in Section 2.6.

“Form T” has the meaning specified in Section 2.6.

“Fraud Claim” means any claim against any one or more of the Parties resulting from, in respect of, connected with, arising out of, under, or pursuant to fraud or fraudulent misrepresentation, intentional misrepresentation, willful breach or criminal conduct by such Person or Persons.

“IFRS” means the International Financial Reporting Standards established by the International Accounting Standards Board, as applicable, at the relevant time applied on a consistent basis.

“Governmental Authority” means any foreign, federal, state, provincial, federal, local or other government, regulatory or administrative authority, agency or commission, or any court, tribunal or judicial or arbitral body with competent jurisdiction.

“Hazardous Material” means: (i) any solid, liquid, gaseous or radioactive substance which, when it enters a premise, exists in the premise or is present in the water supplied to the premise, or released into the environment from the premise that is likely to cause material harm or degradation to any property or the environment or to any Person; (ii) any pollutants, contaminants, hazardous waste or other noxious substances; and (iii) any substance declared at any time by any Governmental Authority to be hazardous under any Environmental Law.

“Indebtedness” means, without duplication, in respect of a Person: (i) all obligations (including the principal amount thereof and, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of such Person, whether or not represented by bonds, debentures, notes or other securities or instruments (and whether or not convertible into any other security or instruments), for the repayment of money borrowed, whether owing to banks, to financial institutions, to Governmental Authorities, on equipment leases or otherwise; (ii) all deferred indebtedness of such Person for the payment of the purchase price of property or assets purchased (other than current accounts payable that were incurred in the ordinary course of business); (iii) all obligations of such Person to pay rent or other amounts under a lease which is required to be classified as a capital lease or a liability on a balance sheet prepared in accordance with IFRS, consistently applied; (iv) all outstanding reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (v) all obligations, contingent or otherwise, of such Person to repay any grant or subsidy; (vi) all obligations of such Person under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement, or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (vii) all obligations secured by any Lien existing on property or assets owned by such Person, whether or not indebtedness secured thereby has been assumed; (viii) all guaranties, endorsements, assumptions and other contingent obligations of such Person in respect of, or to purchase or to otherwise acquire, indebtedness of others; and (ix) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Contemplated Transactions.

“Indemnified Party” means a Party or Parties entitled to indemnification from another Party or Parties pursuant to Article 8.

“Indemnifying Party” means a Party or Parties required to indemnify another Party or Parties pursuant to Article 8,

“Intellectual Property” means, collectively, all rights in or affecting intellectual or industrial property or other proprietary rights existing in any jurisdiction, including with respect to the following: (i) patents and applications therefor, and patents issuing thereon, including continuations, divisionals, continuations-in-part, reissues, reexaminations, renewals and extensions, and the right to file other or further applications and claim priority thereto; (ii) trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof; (iii) copyrights and registrations and applications therefor, works of authorship, “moral” rights and mask work rights; (iv) domain names, uniform resource locators and social media accounts or handles, including applications and registrations thereof; (v) telephone numbers; (vi) trade secrets; (vii) cannabis genetics; and (viii) the right to file applications and obtain registrations for any of the foregoing, as applicable.

“Knowledge of Akanda” means the actual knowledge of Tej Virk and Trevor Scott after having made, as applicable, reasonable internal and external inquiry, so that, as a result of such inquiry, any such senior officer is able to express an informed understanding as to the particular matters represented, or the actual knowledge any such senior officer would have acquired, had they made such inquiry.

“Knowledge of the Vendor” means the actual knowledge of Tom Flow and John Chou after having made, as applicable, reasonable internal and external inquiry, so that, as a result of such inquiry, any such senior officer is able to express an informed understanding as to the particular matters represented, or the actual knowledge any such senior officer would have acquired, had they made such inquiry.

“Liability” means any liability, debt, obligation or commitment of any nature whatsoever (whether direct or indirect, known or unknown, accrued or unaccrued, absolute or contingent, or matured or unmatured), including any arising under any Applicable Laws, License, Action or Contract.

“License” means any license, permit, consent, approval, certification or other authorization of any Governmental Authority.

“Lien” means, with respect to any asset or property, any lien, mortgage, pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset or property.

“Locked-Up Securities” has the meaning specified in Section 2.4.1.

“Lock-Up Period” has the meaning specified in Section 2.4.1.

“Notice” has the meaning specified in Section 12.2.

“OpCo” means RPK Biopharma Unipessoal, Lda.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Person in question, taking into account actions taken in connection with such Person’s pursuit and implementation of the Contemplated Transactions.

“Organizational Documents” means, as applicable: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company; (v) any charter, indenture or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (vi) any amendment to any of the foregoing.

“Party” means a party to this Agreement, and “Parties” means all of the parties to this Agreement.

“Payment Shares” has the meaning specified in Section 2.2.

“Permitted Liens” means: (i) statutory Liens for current Taxes that are not yet due and payable as of the Closing Date or are being contested in good faith by appropriate proceedings; (ii) other Liens that arise or are incurred in the Ordinary Course of Business (other than in connection with any Indebtedness, including the Bank Debt), are not material in amount and do not adversely affect the title of, materially detract from the value of or materially interfere with any present use of, the assets or properties affected by such Lien.

“Person” means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority, and pronouns have a similarly extended meaning.

“Purchase Price” has the meaning specified in Section 2.2.

“Purchased Interest” has the meaning specified in Section 2.1.

“Purchased Receivables” has the meaning specified in Section 2.1.

“Purchased Shares” has the meaning specified in Section 2.1.

“Related Party” means: (i) any affiliate of a Target Corporation; (ii) the Vendor; (iii) any affiliate of the Vendor; (iv) any director, officer, or employee of a Target Corporation or, if applicable, the Vendor; (v) any parent, sibling, descendant or spouse of any of the natural Persons referred to in clauses (i) through (iv): or (v) any third Person in which any of the foregoing Persons owns, directly or indirectly, more than five percent (5%) of the voting securities or partnership or other ownership interests.

“Real Property” means rights, title, estate and interest, of one or more of the Target Corporations in and to the lands and premises described in Section 3.28 of the Vendor Disclosure Schedule, including all buildings, erections, structures, fixtures and improvements of any nature or kind now and hereafter situated thereon and all other appurtenances thereto.

“Securities Laws” means the securities legislation having application, the regulations and rules thereunder and all administrative policy statements, instruments, blanket orders, notices, directions and rulings issued or adopted by the applicable securities regulatory authority, all as amended.

“Share Transfer Instrument” has the meaning specified in Section 2.6.

“ShellCo” means GreyCan Pty Ltd.

“Sintra Property” means the urban property comprised of property with two floors intended for warehouse and industrial purposes, with a total area of 4,385.00 sq.m located at Limites de Albarraque – Urbanização Industrial – Cabra Figa, Plot 2, Rio de Mouro described in the 2nd Land Registry Office of Sintra under number 755 of Sintra parish and inscribed in the tax department under article 11180 of Rio de Mouro parish.

“Solicit” means any direct or indirect communication of any kind whatsoever that invites, advises, encourages or requests any Person, in any manner, to take or refrain from taking any action.

“Subsidiary” means, in respect of any Person, any corporation, partnership, trust, unlimited liability company, limited liability company or other non-corporate business enterprise in which such Person owns stock or other ownership interests representing: (a) more than 50% of the voting power of all outstanding stock or ownership interest of such entity; or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon liquidation or dissolution of such entity.

“Target Corporations” means, collectively, the Company and OpCo, and “Target Corporation” means either one of them, as the context requires.

“Target Corporation Material Adverse Effect” means any change, event, development, occurrence, state of facts, condition or effect (each, a “Target Corporation Effect”) that is, or would reasonably be expected to be, individually or in the aggregate with all other Target Corporation Effects, materially adverse to either Target Corporation or the financial condition or results of operations of either Target Corporation taken as a whole.

“Target Corporation Securities” has the meaning specified in Section 3.4.5.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means: (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, unclaimed property, escheat, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in paragraph (i); above or this paragraph (ii); (iii) any liability for the payment of any amounts of the type described in paragraphs (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in paragraphs (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any Party.

“Tax Contest” means any audit, investigation, claim, challenge, dispute or controversy relating to Taxes.

“Tax Returns” means all returns, reports and other documents of every nature (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with any Governmental Authority relating to Taxes.

“Termination Date” has the meaning specified in Section 6.1.1.

“Transaction Documents” means, collectively, this Agreement and each other agreement, certificate or other document required pursuant to this Agreement to be executed and delivered on Closing.

“Transaction Expenses” means the aggregate of all expenses incurred by either Target Corporation, or for which either Target Corporation is responsible for paying on behalf of any other Person, in connection with the Contemplated Transactions (excluding any such costs incurred personally by the Vendor), including all investment banking, legal, accounting and other advisory fees incurred in respect of the transactions contemplated by this Agreement.

“Transfer” has the meaning specified in Section 2.4.1.

“U.S. Person” means a “U.S. person” as defined in Rule 902(k) of Regulation S under the U.S. Securities Act.

“U.S. Securities Act” means the United States Securities Act of 1933.

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia

“Vendor Disclosure Schedule” means the disclosure schedule dated as of the Agreement Date delivered by the Vendor to Akanda concurrently with the execution and delivery of this Agreement. The Vendor Disclosure Schedule will be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article 3. The Parties agree that an item disclosed in one section or subsection of the Vendor Disclosure Schedule will apply only with respect to the indicated section or subsection, except to the extent that it is reasonably apparent on the face of the disclosure that such disclosure is also applicable to another section or subsection of the Vendor Disclosure Schedule.

“Vendor Fundamental Representations” means, collectively, the representations and warranties set forth in Sections 3.4, 3.5, 3.6, 3.16 and 3.33.

1.2            Exhibits, Schedules.

The following Exhibits and Schedules (including the Vendor Disclosure Schedule) form an integral part of this Agreement:

EXHIBITS
Exhibit A	Form of Assignment of Purchased Receivables
Exhibit B	Form of Resignation and Mutual Release
Exhibit C	Form of Subscription Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Borrowing Request
Exhibit F	Medical Cannabis Specifications
Exhibit G	Non-Competition Agreement

ARTICLE 2
PURCHASE OF PURCHASED INTEREST

2.1            Purchase of Purchased Interest

Subject to the terms and conditions hereof, the Vendor covenants and agrees to sell, assign and transfer to the Purchaser and Purchaser covenants and agrees to purchase from the Vendor (i) the number of Company Shares which are beneficially owned by the Vendor at the Closing Time (collectively, the “Purchased Shares”), being all of the issued and outstanding Company Shares, and (ii) the receivables owed by Holigen Limited to the Vendor having an aggregate principal amount of €29,813,732. (collectively, the “Purchased Receivables”, and together with Purchased Shares, the “Purchased Interest”).

2.2            Purchase Price.

The consideration payable by the Purchaser to the Vendor for the Purchased Interest (the “Purchase Price”) shall be:

2.2.1            $3,000,000 in cash (the “Cash Consideration”); and

2.2.2            1,900,000 Akanda Shares (the “Payment Shares”).

The Purchase Price will be paid by the Purchaser to the Vendor on the Closing Date, and the Parties agree that $1.00 of the Purchase Price will allocated to the Purchased Shares, and the balance of the Purchase Price will be allocated to the Purchased Receivables.

2.3            Acknowledgment of Purchaser

The Purchaser acknowledges that Akanda will deliver the Payment Shares to the Vendor, or as the Vendor directs, on behalf of the Purchaser and, as a result, the Purchaser will be indebted to Akanda in the amount equal to the aggregate value of Payment Shares on the date of issuance thereof, which amount shall be repaid by the Purchaser without interest on demand of Akanda.

2.4            Lock-Up of Payment Shares

2.4.1            Vendor agrees not to, and will not permit any of its affiliates (as such term is defined in the Securities Act (Ontario)) to, directly or indirectly, offer, sell, contract to sell, lend, swap, grant, secure, pledge, or otherwise transfer, dispose of or monetize, or engage in any hedging transaction, or enter into any other agreement or arrangement to transfer the economic consequences of or alter the economic exposure to, or otherwise dispose of or deal with, or publicly announce any intention to undertake any of the foregoing, whether through the facilities of a stock exchange, by private placement or otherwise (any such action is referred to herein as a “Transfer”), directly or indirectly, any Payment Shares issued to the Vendor pursuant to the terms of the Acquisition (collectively, the “Locked-Up Securities”) from the date hereof until the date that is eleven (11) months following the Closing Date (the “Lock-Up Period”), unless the Vendor first obtains the prior written consent of Akanda; provided, however, that:

2.4.1.1            20% of the Locked-Up Securities shall cease to be subject to the Transfer restrictions provided for herein on the date that is six (6) months following the Closing Date;

2.4.1.2            16% of the Locked-Up Securities shall cease to be subject to the Transfer restrictions provided for herein on the date that is seven (7) months following the Closing Date;

2.4.1.3            16% of the Locked-Up Securities shall cease to be subject to the Transfer restrictions provided for herein on the date that is eight (8) months following the Closing Date;

2.4.1.4            16% of the Locked-Up Securities shall cease to be subject to the Transfer restrictions provided for herein on the date that is nine (9) months following the Closing Date;

2.4.1.5            16% of the Locked-Up Securities shall cease to be subject to the Transfer restrictions provided for herein on the date that is ten (10) months following the Closing Date; and

2.4.1.6            16% of the Locked-Up Securities shall cease to be subject to the Transfer restrictions provided for herein on the date that is eleven (11) months following the Closing Date.

2.4.2            Notwithstanding the Transfer restrictions described herein, the Vendor may Transfer any or all of the Locked-Up Securities pursuant to a bona fide arm’s length third party take-over bid made to all holders of common shares of Akanda or similar acquisition transaction at any time, provided that if such take-over bid or acquisition transaction is not completed the Locked-Up Securities shall remain subject to the restrictions contained herein.

2.4.3            The Vendor hereby authorizes Akanda and its transfer agent to, during the Lock-Up Period (but subject to the release schedule contemplated herein), decline the transfer of, or to note stop transfer restrictions on the share register and other records relating to the Locked-Up Securities, of which the Vendor is the holder of record, and, with respect to the Locked-Up Securities of which the Vendor is the beneficial owner but not the holder of record, the Vendor hereby agrees to cause such record holder to authorize Akanda and its transfer agent, as applicable, during the Lock-Up Period (but subject to the release schedule contemplated herein), to decline the transfer of or to note stop transfer restrictions on the share register and other records relating to such Locked-Up Securities. The Vendor acknowledges and agrees that the certificates or DRS statements evidencing any Locked-Up Securities may be marked, in addition to any legend required by applicable securities law, with substantially the following legend:

“The securities represented hereby are subject to restrictions on transfer. A transfer of the securities represented hereby may not be valid unless it is in compliance with the requirements of the restrictive agreements governing such securities.”

2.4.4            The Vendor agrees that, upon any Locked-Up Securities ceasing to be subject to the Transfer restrictions provided for herein, the Vendor (or the applicable affiliate or assignee) may not sell any Locked-Up Securities to the extent that the Locked-Up Securities sold by the Vendor during any trading day would exceed 6% of the prior trading day’s total volume of sales orders in Akanda Shares. Upon the request of Akanda, the Vendor will be required to submit brokerage statements evidencing non-breach of this Section 2.4.4. The Vendor agrees that it will arrange for the sale of the Locked-Up Securities exclusively through a brokerage account managed by Boustead Securities or such other investment dealer selected by Akanda (acting reasonably). Each of Flowr and the Vendor agrees not to short sell or hedge any Akanda Shares, either directly or indirectly, through its affiliates, parent or subsidiary companies, principals or advisors, during the Lock-Up Period.

2.5            Closing.

Subject to the terms and conditions of this Agreement, the Closing will take place at the Closing Time by way of electronic exchange of documents. All documents delivered and actions taken at the Closing will be deemed to have been delivered or taken simultaneously.

2.6            Closing Deliveries of the Vendor.

At or prior to the Closing, the Vendor will deliver or cause to be delivered to the Purchaser all of the following:

2.6.1            a certificate of status, good standing or like document for each Target Corporation issued as of a recent date by the applicable Governmental Authority evidencing the good standing of the Company and each such Subsidiary;

2.6.2            a copy of the resolution in writing of the Board of Directors of the Company resolving inter alia to (i) approve the contents of this Agreement and to authorize the entry thereto by the Company; (ii) authorize and approve the Contemplated Transactions and (iii) authorise the registration of the Purchaser as the registered holder of the Company Shares in the Company’s register of members and with the Malta Business Registry, which resolutions will have been certified as true, correct and in full force and effect without rescission, revocation or amendment as of the Closing Date (the “Directors’ Resolution”);

2.6.3            a certificate of a Director (or other Person acceptable to Akanda) of the Vendor, dated the Closing Date, in form and substance reasonably satisfactory to Akanda, certifying: (i) that there have been no amendments to either Target Corporation’s notice of articles, articles or other applicable constating documents since the Agreement Date; and (ii) appending each Target Corporation’s notice of articles and articles as in effect as of the Closing Date;

2.6.4            a copy of the duly updated register of members of the Company reflecting the entry of the Purchaser as a registered holder of the Company Shares;

2.6.5            a copy of the duly updated register of beneficial owners of the Company reflecting any changes to the beneficial ownership of the Vendor as a result of the sale and purchase of the Company Shares in terms of this Agreement;

2.6.6            a copy of the duly executed subscription agreement in respect of the Private Placement in the form attached to this Agreement as Exhibit C (the “Subscription Agreement”);

2.6.7            a copy of the duly executed share transfer instrument in a form agreed to by the Purchaser, acting reasonably (the “Share Transfer Instrument”), which shall be followed by the delivery of the original document as soon as practicable following the Closing Date but no later than ten (10) days from the Closing Date;

2.6.8            duly executed Form T (notice of share transfer) (the “Form T”) in a form agreed to by the Purchaser, acting reaosnably;

2.6.9            duly executed statutory Form BO2 (notice of change in beneficial ownership) (the “Form BO2”) in a form agreed to by the Purchaser, acting reaosnably;

2.6.10            an assignment of the Purchased Receivables in the form appended hereto as Exhibit A;

2.6.11            evidence reasonably satisfactory to the Purchaser that, as of the Closing Date, ShellCo is a wholly-owned subsidiary of Flowr, the Vendor or a third party;

2.6.12            the minute books and other corporate records of each Target Corporation;

2.6.13            the certificate of the Vendor required to be delivered pursuant to Section 7.3.4;

2.6.14            the cancelled share certificate(s) relating to the Company Shares as previously held by the Vendor;

2.6.15            the newly issued share certificate evidencing the Company Shares issued in the name of the Purchaser;

2.6.16            a duly executed resignation and mutual release in the form appended hereto as Exhibit B from each current director and officer of each Target Corporation;

2.6.17            non-competition and non-solicitation agreement in the form appended hereto as Exhibit K, executed by Tom Flow (the “Non-Competition Agreement”);

2.6.18            a transition services and licence agreement in substantially the form appended hereto as Exhibit D executed by Flowr, pursuant to which, among other things, Flowr agrees to supply OpCo with Flowr’s cannabis genetics housed at the University of Guelph for production and sale of cannabis products by the OpCo (the “Transition Services Agreement”);

2.6.19            evidence of the approval of the TSX Venture Exchange for the Acquisition as a “Reviewable Disposition” pursuant to TSX Venture Exchange Policy 5.3;

2.6.20            evidence of definitive cancellation of the registration of the mortgage registered over Aljustrel Owned Property by Ap. 139 of 2020/11/12 in favour of ATB Financial;

2.6.21            evidence of definitive cancellation of the registration of the mortgage registered over Sintra Property by Ap. 3619 of 2019/06/14 in favour of Caixa Geral de Crédito Agrícola Mútuo do Alto Douro, C.R.L;

2.6.22            evidence of the consent of the owner of Aljustrel Leased Premises to the Transaction;

2.6.23            a lock-up agreement from each Person to whom the Vendor directs any Payment Shares to be issued to at Closing, pursuant to which, each such Person shall agree to the lock-up and resale provisions substantially similar to those contained in Section 2.4 in respect of the Payment Shares issued to them;

2.6.24            such other documents as may be reasonably required for the Acquisition and the Closing; and

2.6.25            valid access code to the land registry certificate of the property named Texugueiras located in Aljustrel inscribed in the tax department under article 7 section V, union of parishes of Aljustrel and Rio de Moinhos.

2.7            Closing Deliveries of the Purchaser

At or prior to the Closing, the Purchaser will deliver or cause to be delivered to the Vendor all of the following:

2.7.1            a duly executed copy of the Share Transfer Instrument;

2.7.2            a certificate of status for Akanda issued as of a recent date by the applicable Governmental Authority evidencing the good standing of Akanda;

2.7.3            a certificate of the Chief Executive Officer (or other Person acceptable to the Vendor) of the Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Vendor, as to the resolutions adopted by the board of directors of each of the Purchaser and Akanda authorizing and approving the Contemplated Transactions, which resolutions will have been certified as true, correct and in full force and effect without rescission, revocation or amendment as of the Closing Date;

2.7.4            DRS statements or equivalent documentation from Akanda’s transfer agent, evidencing the registration of the Payment Shares registered in the name of the Vendor and in accordance with the registration instructions to be provided by the Vendor prior to Closing the Closing Date;

2.7.5            evidence of delivery of the Cash Consideration as directed by the Vendor;

2.7.6            the certificate of the Purchaser and Akanda required to be delivered pursuant to Section 7.2.4;

2.7.7            the Transition Services Agreement signed by OpCo and Akanda;

2.7.8            Akanda will deliver written confirmation to the Vendor evidencing the Payment Shares have been approved for listing on the Exchange;

2.7.9            a list setting out all Akanda Shares that are subject to lock-up restrictions as of date of this Agreement and as of the Closing Date, along with dates when such shares will be released from lock-up (the “Akanda Locked-Up Securities”);

2.7.10            any consents, waivers or approvals required to be obtained by any Akanda Group Member with respect to the completion of the Contemplated Transactions, including the consents, waivers, approvals and actions of or by, and all filings with and notifications to, any Governmental Authority pursuant to Section 7.1.1; and

2.7.11            such other documents as may be reasonably required for the Acquisition and the Closing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE VENDOR

As an inducement to the Purchaser and Akanda to enter into this Agreement and to complete the Contemplated Transactions, the Vendor represents and warrants to the Purchaser and Akanda as set forth in this Article 3. The representations and warranties of the Vendor contained in this Agreement shall survive the completion of the Contemplated Transactions and shall expire and be terminated on the earlier of two years after the Closing Time and the date on which this Agreement is terminated in accordance with its terms; provided that, notwithstanding the foregoing, if Closing occurs: (a) the representations and warranties of the Vendor contained in Section 3.19.1 shall survive the Closing, for the benefit of the Purchaser, until three (3) months after the latest of (i) the expiration of the applicable limitation period under any Applicable Laws with respect to Taxes; and (ii) the date of the expiry of the period of time within which the decision in relation to the subject matter hereof of one or more courts of competent jurisdiction may be appealed, and (b) the Vendor Fundamental Representations shall survive the completion of the Contemplated Transactions indefinitely, and any claim which is based upon or relates to a breach of the Vendor Fundamental Representations (or any of them), or which is based upon intentional misrepresentation or fraud by the Vendor, may be made or brought by the Purchaser at any time for the maximum period permitted by Applicable Laws.

3.1            Organization and Authorization.

Each Target Corporation (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has the requisite corporate power and authority to own or lease and to operate and use its assets and properties and to carry on its Business; and (iii) is duly qualified or licensed to do business and is in good standing in the jurisdiction of incorporation, which is the only jurisdiction in which the nature of the its Business, property or assets (whether owned or leased or used) makes such qualification or licensing necessary under Applicable Laws. The Vendor has the requisite corporate power and authority to execute and deliver this Agreement and any agreement to be delivered pursuant to or connection with this Agreement, to perform its obligations hereunder and thereunder, and to complete the Contemplated Transactions.

3.2            No Conflicts

The execution and delivery by the Vendor of this Agreement and the completion by the Vendor of the Contemplated Transactions will not: (i) conflict with or violate any Applicable Laws binding upon or applicable to either Target Corporation or any of their respective assets or properties; or (ii) conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default or an event that, with notice or lapse of time or both, would become a default under, give to others any rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon the Purchased Shares or any assets or properties of either Target Corporation under any Contract or License to which any such Target Corporation is a party or by which its assets or properties are bound.

3.3            Organizational Documents and Corporate Records.

The Company has previously delivered or made available to Purchaser true and complete copies of the Organizational Documents of each Target Corporation. No Target Corporation is in default under or violation of any provision of its Organizational Documents. The Company has previously delivered or made available to the Purchaser true and complete copies of the minute books of each Target Corporation. The books and records of each Target Corporation are true and complete in all material respects and have been maintained in compliance with Applicable Laws.

3.4            Capitalization.

3.4.1            (i) The authorized share capital of the Company is one hundred million one thousand and two hundred euro (€100,001,200.00) divided into one hundred million one thousand and two hundred (100,001,200) Ordinary Shares of a nominal value of one euro (€1.00) each; and (ii) the issued share capital of the Company consists of one thousand two hundred euro (€1,200.00) divided into one thousand two hundred (1,200) Ordinary Shares having a nominal value of one euro (€1.00) each, fully paid up all of which are held by the Vendor as of the Agreement Date.

3.4.2            Section 3.4 of the Vendor Disclosure Schedule sets for the authorized and issued share capital of OpCo.

3.4.3            All issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid and non-assessable, and were not issued in violation of any Applicable Laws, and, are not subject to and were not issued in violation of any preemptive rights, rights of first refusal or rights of first offer.

3.4.4            All issued and outstanding shares in the capital of OpCo have been duly authorized, are validly issued, fully paid and non-assessable, were not issued in violation of any Applicable Laws, and, are not subject to and were not issued in violation of any preemptive rights, rights of first refusal or rights of first offer.

3.4.5            Except for the Purchased Shares and shares of OpCo issued to the Company, there are no outstanding: (i) shares or other voting securities or other equity interests of either Target Corporation; (ii) securities of either Target Corporation convertible into or exercisable or exchangeable for shares or other voting securities of either Target Corporation; (iii) subscriptions, options or other rights to acquire from either Target Corporation, or other obligation of either Target Corporation to issue or deliver, any shares, other voting securities, or securities convertible into or exercisable or exchangeable for shares or other voting securities, of either Target Corporation; (iv) bonds, debentures, notes or other Indebtedness of either Target Corporation having the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters with the shareholders of either Target Corporation; or (v) stock appreciation, “phantom” stock or other equity equivalent rights with respect to either Target Corporation (the items in clauses (i) through (v) are collectively referred to as the “Target Corporation Securities”).

3.4.6            (i) There are no outstanding obligations of either Target Corporation to repurchase, redeem or otherwise acquire either Target Corporation Securities; (ii) there are no agreements to register either Target Corporation Securities or sales or re-sales thereof under any applicable Securities Laws; and (iii) there are no shareholder agreements, voting trusts or other similar agreements or understandings to which either Target Corporation or any holder of Target Corporation Securities is a party or otherwise bound in respect of either Target Corporation Securities, other than as contemplated herein.

3.5            Dividends

Except as disclosed in Section 3.5 of the Vendor Disclosure Schedule, none of the Target Corporations (i) has ever, directly or indirectly, declared or paid any dividends or declared or made any other distribution to its shareholders or on any of its shares of any class; or (ii) has, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

3.6            Investments.

The Company does not directly or indirectly own, of record or beneficially, any securities or other equity interests in, or have any investment in or control, any Person, other than OpCo and ShellCo. OpCo does not directly or indirectly own, of record or beneficially, any securities or other equity interests in, or have any investment in or control, any Person. ShellCo (i) does not carry on any business or other activity whatsoever, (ii) has no value, and (iii) has no assets that are used by the Target Corporations to carry on their Business.

3.7            Corporate Records.

The corporate records of the Target Corporations, including all Constating Documents and by-laws, minute books, registers, share certificate books and all other similar documents and records (collectively, the “Corporate Records”) are complete and accurate in all material respects and have been maintained in compliance with Applicable Laws in all material respects, and all present and former directors and officers of the Target Corporations were duly elected or appointed. The directors and officers of each Target Corporation are as set out in Section 3.7 of the Vendor Disclosure Schedule. Each Target Corporation has obtained or will obtain before Closing all requisite consents and/or waivers under all applicable unanimous shareholders agreements to consummate the transaction of purchase and sale contemplated by this Agreement and all such unanimous shareholders agreements (or equivalent governing documents) are disclosed in Section  3.7 of the Vendor Disclosure Schedule and will be terminated prior to the Closing. Section  3.7 of the Vendor Disclosure Schedule also sets out the details of any capital call rights in respect of either Target Corporation. No Target Corporation has requested or received any funds in respect of any such capital call.

3.8            Company Financial Statements.

3.8.1            The Company has delivered to the Purchaser true and complete copies of the Company Financial Statements. The Company Financial Statements (i) have been prepared from, and are in accordance with, the books of account and other financial records of the Company, and reflect only actual transactions; (ii) have been prepared in accordance with IFRS consistently applied during the periods involved; and (iii) present fairly and accurately, in all material respects, the financial condition and results of operation of the Company and each other Target Corporation as of the dates thereof or for the periods covered thereby.

3.8.2            All accounts, notes and other receivables reflected on the Company Financial Statements will have arisen from bona fide transactions in the Ordinary Course of Business, and are or will be valid, genuine and fully collectible in the Ordinary Course of Business without resort to litigation or extraordinary collection activity, less any reserves for doubtful accounts reflected on the Company Financial Statements.

3.9            No Undisclosed Liabilities

No Target Corporation has any material liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) other than (i) liabilities or obligations to the extent shown on the Company Financial Statements, (ii) current liabilities incurred in the Ordinary Course of Business since December 31, 2021, or (iii) liabilities disclosed in Section 3.9 of the Vendor Disclosure Schedule. For certainty, no Target Corporation has any loan, or other liability or Indebtedness, owing to the Vendor or any affiliate or associate of the Vendor, other than any such indebtedness disclosed in Section 3.9 of the Vendor Disclosure Schedule.

3.10            Indebtedness.

Other than Transaction Expenses and Indebtedness of the Target Corporations set forth in Section 3.10 of the Vendor Disclosure Schedule, (i) none of the Target Corporations has any Indebtedness; (ii) none of the Target Corporations has guaranteed any Indebtedness of any Person; (iii) there are no Liens on any Target Corporation Securities; and (iv) other than Permitted Liens, there are no Liens on the assets or properties of either of the Target Corporations.

3.11            Banking

Each Target Corporation that carries on business has bona fide banking relationships and one or more registered banking accounts with a recognized financial institutions in Portugal and Ireland and, to the Knowledge of the Vendor (i) all such banking relationships comply with Applicable Laws, and (ii) no bank of either Target Corporation has threatened to terminate its banking relationship with such Target Corporation, or threatened to terminate, reduce, or make any demand in respect of, any credit facilities made available to such Target Corporation.

3.12            Absence of Certain Changes.

Since December 31, 2021, each Target Corporation has conducted its Business only in the Ordinary Course of Business, and there has not been: (a) any change, condition, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Target Corporation Material Adverse Effect; (b) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or the assets or properties of either Target Corporation; or (c) any action authorized or taken that, if authorized or taken after the Agreement Date, would constitute a breach of any covenant set forth in Section 6.1.2.

3.13            Material Contracts.

3.13.1            Except for the Contracts listed in Section 3.13 of the Vendor Disclosure Schedule (collectively, the “Material Contracts”), no Target Corporation is a party to or bound by:

3.13.1.1            any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, interest rate, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with IFRS;

3.13.1.2            any confidentiality, secrecy, non-disclosure or exclusivity Contract or any Contract limiting the freedom of either Target Corporation to engage in any line of business, set the material terms of its Contracts, compete with any other Person, solicit any Persons for any purpose or otherwise to conduct its business;

3.13.1.3            any employment, severance, change in control, personal services, consulting, non-competition or indemnification Contracts;

3.13.1.4            any partnership or joint venture (or similar entity) agreements;

3.13.1.5            any Contract for the acquisition, sale or lease of material Assets or any economic interest therein (by purchase or sale of assets or stock or otherwise;

3.13.1.6            any Contract for capital expenditures in excess of CAD$300,000 in the aggregate;

3.13.1.7            any Contract with any Governmental Authority;

3.13.1.8            any Contract with any Related Party;

3.13.1.9            any Contract, other than contracts of employment that are disclosed in the Vendor Disclosure Schedule, that provides for annual payments by or to a Target Corporation in excess of CAD$100,000 per annum;

3.13.1.10            any Contract that provides for success fees or contingency payments; or

3.13.1.11            any Contract that is material to the Business or if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Target Corporation Material Adverse Effect;

3.13.2            each Target Corporation has performed all of the material obligations required to be performed by it to date and is entitled to all benefits under the Material Contracts to which it is a party;

3.13.3            no Target Corporation is alleged to be in material default or breach of any Material Contract to which it is a party;

3.13.4            each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act (including the transactions contemplated herein) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default of either Target Corporation or its counterparty under any Material Contract; and

3.13.5            true, correct and complete copies of all Material Contracts have been delivered to the Purchaser.

3.14            Legal Proceedings.

There is no Action pending or, to the Knowledge of the Vendor, threatened against either Target Corporation. No Target Corporation is subject to or otherwise bound by any Applicable Law that prohibits or limits in any material respect the conduct of its Business and there is no Action pending or, to the Knowledge of the Vendor, threatened against or affecting the Vendor or either Target Corporation that, if determined or resolved adversely to the Vendor or either Target Corporation, would cause a Target Corporation Material Adverse Effect or would materially restrict the Vendor’s ability to perform its obligations hereunder or to timely complete the Contemplated Transactions.

3.15            Compliance with Laws; Business

Each Target Corporation has at all times conducted, and currently conducts, its Business in material compliance with all Applicable Laws. No Target Corporation has received any notice of any violation of any Applicable Laws, and no Target Corporation is under investigation or review by any Governmental Authority with respect to any violation of any Applicable Laws. The only business carried on by the Target Corporations is the Business.

3.16            Licenses.

3.16.1            Each Target Corporation holds or possesses, and is in compliance with, all Licenses required for the lawful conduct of its Business as currently conducted. No Target Corporation has received any notice advising of the refusal to grant any License that has been applied for or is in process of being granted and there is no reason to believe that any such Governmental Authority is considering taking or would have reasonable ground to take any such action.

3.16.2            No Target Corporation holds cannabis or cannabis-related operations or interests in the United States (including employees, facilities, royalty entitlements or investments in a United States based cannabis business), or sells or distributes cannabis into the United States.

3.17            Assets

3.17.1            Each Target Corporation owns (with good and marketable title) all of the properties (other than real property) and assets that it purports to own that are material to the conduct of its Business, including all the properties (other than real property) and assets reflected as being owned by each such Target Corporation in its financial books and records and as of the Closing Date.

3.17.2            Each Target Corporation has legal and beneficial ownership of its properties and assets free and clear of all Liens, except for Permitted Liens or as otherwise set out in Section 3.17 of the Vendor Disclosure Schedule.

3.17.3            No other Person owns any property (other than real property) or assets which are being used in the Business except for the personal property leased by either Target Corporation pursuant to the Material Contracts and the Intellectual Property licensed to either Target Corporation is disclosed in the Vendor Disclosure Schedule.

3.17.4            With respect to each Target Corporation, (a) all of its tangible personal property used by it in connection with its Business has been maintained in accordance with generally accepted industry practice, is in good operating condition and repair, ordinary wear and tear excepted, and, with respect to tangible personal property used in the cultivation, production, processing or packaging of cannabis, all such personal property is fit for its intended purpose and Section 3.17 of the Vendor Disclosure Schedule sets forth the minimum quality guidelines, quantities and volumes in respect of such cannabis that may be cultivated, produced, processed or packaged by each Target Corporation, (b) all personal property leased by it as lessee is, in all material respects, in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon expiration thereof, (c) in respect of all owned personal property, there are no material Claims currently proceeding, pending, or, to the Knowledge of the Vendor, threatened against or affecting any of such owned personal property which could be reasonably expected to affect the applicable Target Corporation’s title to such personal property, and (d) in respect of all leased personal property, there are no material claims currently proceeding or, to the Knowledge of the Vendor, pending or threatened against or affecting such leased personal property which could be reasonably expected to affect the applicable Target Corporation’s rights in respect of such personal property.

3.17.5            No part of the assets or properties of either Target Corporation (whether leased or owned), other than real property, has been taken, condemned or expropriated by any Governmental Authority nor has any notice or proceeding in respect thereof been given or commenced nor, to the Knowledge of the Vendor, is there any intent or proposal to give such notice or commence any such proceedings.

3.17.6            Except as disclosed in Section 3.17 of the Vendor Disclosure Schedule, no Person has any Contract, option, understanding, or any right or privilege capable of becoming such for the purchase or other acquisition from either Target Corporation of any of its assets or properties, other than inventory to be sold in the Ordinary Course of Business, and no Person disclosed in Section 3.17 of the Vendor Disclosure Schedule who has any such option, understanding, right or privilege has provided notice that it intends to exercise any such option, understanding, right or privilege under any Material Contract to which any such Person is party.

3.17.7            None of the buildings, plants, structures, vehicles, equipment or other property of either Target Corporation are in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course of Business that are not material in nature or cost.

3.18            Products

Each product sold or delivered by either Target Corporation is and has been sold or delivered in conformity in all material respects with all applicable Contracts of the applicable Target Corporation and all express and implied warranties of the applicable Target Corporation, and neither of the Target Corporations has any liability (and to the Knowledge of the Vendor, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement thereof or other Damages, liability or obligations in connection therewith. Section 3.18 of the Vendor Disclosure Schedule includes copies of the standard terms and conditions of sale for each applicable Target Corporation (containing applicable guarantee, warranty, and indemnity provisions). No product sold or delivered by either Target Corporation is subject to any material guarantee, warranty, or other indemnity beyond the applicable standard terms and conditions of sale set forth in Section 3.18 of the Vendor Disclosure Schedule.

3.19            Intellectual Property; Privacy, Confidentiality

3.19.1            Each Target Corporation exclusively owns and possesses valid and enforceable rights, title and interest in and to all Intellectual Property used in or necessary to operate its business, as disclosed in Section 3.19 of the Vendor Disclosure Schedule (the “Corporate IP”), free and clear of any Liens. No Target Corporation has granted any license on such Intellectual Property to any third parties. Section 3.19 of the Vendor Disclosure Schedule is a complete and accurate list of all Intellectual Property owned and/or used by each Target Corporation and represent all the Intellectual Property necessary to conduct the Business of each Target Corporation.

3.19.2            The prior and current use of the Corporate IP by the Target Corporations (or either of them) has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any Person and, to the Knowledge of the Vendor, there are no claims pending or threatened by any Person with respect to ownership, validity, enforceability, effectiveness or use of the Corporate IP. The Vendor is not aware of any facts that indicate a likelihood of any of the foregoing. To the Knowledge of the Vendor, no Person has infringed or is infringing, misappropriating, diluting or otherwise violating any of the Corporate IP, and neither of the Target Corporations has made or asserted any claim, demand or notice against any Person alleging any such infringement, misappropriation, dilution or other violation.

3.19.3            Each Target Corporation owns and has the right to use the Corporate IP. The Vendor does not own any right, title or interest in any Corporate IP. No current or former director, consultant or employee of the either Target Corporation retains or claims to have any ownership or right to use the Corporate IP.

3.19.4            Each Target Corporation has taken commercially reasonable steps under the circumstances to protect the secrecy, confidentiality and value of its Corporate IP and neither Target Corporation has received any requests from any Person for disclosure of any Corporate IP.

3.19.5            Each Target Corporation has taken reasonable steps to protect and maintain the Target Corporations’ confidential information in accordance with industry best practices. The Target Corporations have taken reasonable steps to protect the know-how, trade secret or confidential information of third parties provided to the Target Corporations in accordance with all applicable obligations of confidentiality.

3.19.6            Each Target Corporation has paid all application and renewal fees relating to its Corporate IP that has become due.

3.19.7            No Target Corporation is bound by any outstanding judgment, injunction, order or decree restricting the use of its Corporate IP or restricting the licensing thereof to any person or entity.

3.19.8            No Target Corporation has been notified in writing of, nor is either Target Corporation the subject of any complaint, regulatory investigation or proceeding related to data security or privacy.

3.19.9            To the Knowledge of the Vendor, no third party has claimed or has reason to claim that any Person now or previously employed or engaged as a consultant by either Target Corporation has (i) violated or may be violating any of the terms or conditions of their employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or violated any confidential relationship which such Person may have had with such third party in connection with the development or sale of any service, product or proposed service or product of either Target Corporation, or (iii) interfered or may be interfering in the employment relationship or other contractual relationship between such third party and any of its present or former employees.

3.19.10            The provision of information to the Purchaser or Akanda in connection with the transactions contemplated in this Agreement has not violated any confidentiality or non-disclosure obligation of either Target Corporation.

3.20            Tax Matters.

3.20.1            Except as disclosed in Section 3.20 of the Vendor Disclosure Schedule, each Target Corporation has paid all Taxes which are due and payable within the time required by Applicable Laws, and has paid all assessments and reassessments it has received in respect of Taxes. Each Target Corporation has provided full and adequate provision in accordance with IFRS in the Company Financial Statements for all Taxes for periods to which they relate which are not yet due and payable. Since the date of such financials, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course of Business. No Target Corporation has received any refund of Taxes to which it is not entitled.

3.20.2            Except as disclosed in Section 3.20 of the Vendor Disclosure Schedule, each Target Corporation has filed or caused to be filed with the appropriate Governmental Authority, within the times and in the manner prescribed by Applicable Laws, all Tax Returns which are required to be filed by or with respect to it. The information contained in such Tax Returns is correct and complete in all material respects and such Tax Returns reflect accurately all liability for Taxes of each Target Corporation for the periods covered thereby.

3.20.3            There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return by, or any payment of Taxes by, either Target Corporation.

3.20.4            Except as disclosed in Section 3.20.4 of the Vendor Disclosure Schedule, there are no claims, actions, suits, audits, proceedings, investigations or other actions pending or, to the Knowledge of the Vendor, threatened against either Target Corporation in respect of Taxes and there is no reason to expect that any such claim, action, suit, audit, proceeding, investigation or other action may be asserted against either Target Corporation by a Governmental Authority. No Target Corporation is negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Authority and no Target Corporation has received any indication from any Governmental Authority that an assessment or reassessment is proposed or may be proposed in respect of any Taxes for any period ending on or prior to the Closing Date.

3.20.5            Each Target Corporation has withheld and collected all amounts required by Applicable Laws to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority within the time prescribed under any Applicable Laws.

3.20.6            No claim has ever been made in writing by a Governmental Authority in respect of Taxes in a jurisdiction where either Target Corporation does not file Tax Returns that any such Target Corporation is or may be subject to Tax by that jurisdiction.

3.20.7            No Target Corporation is party to or bound by any tax sharing agreement, tax indemnity obligation in favour of any Person or similar agreement in favour of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Authority).

3.20.8            No Target Corporation is subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for income tax purposes in any jurisdiction.

3.20.9            No Target Corporation owns any interest in Taxable Australian Property (as defined in Section 855-15 of the Australian Income Tax Assessment Act).

3.20.10            All of the Portuguese real estate assets owned by either Target Corporation were used in an agricultural, industrial, or commercial activity (meaning, it is not for trading).

3.20.11            No more than 50% of the Target Corporations’ aggregate assets (in accordance with IFRS) are “immovable property” as defined in the Article 27, n.º2, c) of the Portuguese Tax Benefits Code (Estatuto dos Benefícios Fiscais).

3.20.12            There are currently no Tax foreclosures or enforcement proceedings pending, or to the Knowledge of the Vendor, threatened against either Target Corporation in Portugal, and to the Knowledge of the Vendor, there are no circumstances, and none of the Target Corporations has any debts, that could become a Tax foreclosure or result in enforcement proceedings in Portugal in the future. There are no Taxes outstanding in respect of the RPK Real Property.

3.20.13            The Aljustrel Lease is exempt from VAT and no VAT was added, is being added nor should be added to the rent.

3.21            Environmental Matters.

Each Target Corporation is in compliance with Environmental Laws. No Target Corporation has received any notice of violation of, or incurred any Liability or any nature or kind with respect to, any Environmental Laws.

3.22            Employment Matters.

3.22.1            Section 3.22 of the Vendor Disclosure Schedule includes a complete and accurate list of (a) the names, titles and annual compensation entitlements and other compensation entitlements (including non-cash fringe benefits) of all Persons employed or engaged by each Target Corporation on a full or part-time basis and all persons (other than lawyers and external chartered accountants) who provide consulting or other services to either Target Corporation on a full or part-time basis, including all individuals who may be considered to be employees pursuant to Applicable Laws, notwithstanding that they may have been laid off or terminated or on a short term, long term or parental leave, together with the location of their employment, and (b) the date each such Person was hired or retained.

3.22.2            Since the date that is one (1) year prior to the date hereof, (x) there has not been any increase in the rate of compensation payable or to become payable by either Target Corporation to a director, employee or officer of either Target Corporation (other than standard increases in connection with general, regularly-scheduled reviews consistent with past practice in respect of employees); (y) there has been no loan made to, nor grant of security nor guarantee to, or payment, grant or accrual of any bonus payment, retention payment, incentive compensation payment, service award payment, or other similar payment to a director, employee or officer of either Target Corporation; and (z) there have been no changes to the compensation structure applicable to any director, employee or officer of either Target Corporation.

3.22.3            The Purchaser has been provided with true and complete copies of any Contracts for the employment or engagement of any officer, director, consultant or employee of each Target Corporation.

3.22.4            No Target Corporation has entered into any Contract or made any arrangements with any of its employees or service providers which could reasonably be expected to have the effect of depriving it of the continued services of any such Persons following the Closing Date. To the Knowledge of the Vendor, none of the employees of either Target Corporation currently intends to resign their employment.

3.22.5            The employment of all employees of each Target Corporation may be terminated at any time without the payment of any consideration, except as may be required by Applicable Laws and consistent with the terms of their employment agreements as disclosed in Section 3.22 of the Vendor Disclosure Schedule.

3.22.6            Except as disclosed in Section 3.22 of the Vendor Disclosure Schedule, each Target Corporation has paid to the date of this Agreement, or to the last scheduled pay day immediately preceding the date of this Agreement, all amounts due and payable on account of salary, fees, bonus payments, commissions and all other remuneration and other payment obligations to or on behalf of any and all of its employees, and the Company Financial Statements properly reflect all required accruals, whether for vacation pay or otherwise.

3.22.7            No Target Corporation is a party to any collective bargaining agreement nor subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or, to the Knowledge of the Vendor, threatened strikes or lockouts or any charge of unfair labour practice. No Target Corporation has experienced any work stoppage.

3.22.8            There are no material Claims for wrongful dismissal, constructive dismissal or any other material Claim, actual, pending or, to the Knowledge of the Vendor, threatened, or any litigation, actual, pending or, to the Knowledge of the Vendor, threatened, relating to employment or termination of employment of employees or independent contractors of either Target Corporation.

3.22.9            Each Governmental Authority has, in all material respects, operated in accordance with all Applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or, to the Knowledge of the Vendor, threatened proceedings before any Governmental Authority with respect to any employment or labour matters.

3.22.10            All officers, directors, consultants, employees or any other engaged by each Target Corporation are covered by a valid work accident insurance, updated with all amounts paid.

3.22.11            Each Target Corporation is in compliance with all occupational health and security regulations, occupational health and security services are organized, employees consultation in the area of occupational health and safety has taken place, risk assessment was done for all workstations and all recommendations in the reports of each of the workstations were followed.

3.22.12            All legal procedures to terminate employment and service providers contracts in the last 12 months have been followed by each Target Corporation.

3.22.13            The admission of all foreign employees was communicated to the competent national authorities, each Target Corporation keeps an updated record of the residence permit of such employees and there are no foreign employees with an expired residence permit, or to be expired in the next six months, currently working at any Target Corporation.

3.22.14            No officers, directors, consultants, employees, service providers or any other engaged by each Target Corporation have holidays days due in a material amount and not enjoyed from before 2022.

3.22.15            No officers, directors, consultants, employees, service providers or any other engaged by each Target Corporation are entitled to any overtime or compensatory rest from before 2022.

3.22.16            Records of work time, overtime, holidays, disciplinary action, work accidents and vocational training are kept since the date of admission of any officers, directors, consultants, employees, service providers or any other engaged by each Target Corporation.

3.22.17            Neither of the Target Corporations was served with a notice issued by the competent national authorities in the past 8 years regarding labour or employment violations.

3.22.18            The registration and payment to the salary guarantee fund of all employees are complete and updated on each Target Corporation.

3.22.19            There are no tax or social security debts relating to any officers, directors, consultants, employees or any other engaged by each Target Corporation.

3.22.20            Each Target Corporation has complied with all Applicable Laws regarding prohibition of discrimination and harassment.

3.23            Employee Plans.

3.23.1            Section 3.23 of the Vendor Disclosure Schedule contains a list of every Employee Plan.

3.23.2            The Vendor has delivered to the Purchaser true, complete and up-to-date copies of all written Employee Plans and all amendments thereto together with all summary descriptions of the Employee Plans provided to past or present participants therein, the statement of investment policies for each plan, all funding agreements and service provider contracts or other contracts in respect of the Employee Plan in respect of which either Target Corporation may have liability (including insurance Contracts, investment management agreements, subscription and participation agreements and record keeping agreements).

3.23.3            No fact, condition or circumstance exists that would affect the information contained in the documents provided pursuant to the preceding paragraph and, in particular, no promises or commitments have been made by either Target Corporation on to amend any Employee Plan.

3.23.4            All Contracts in respect of the Employee Plans are valid and the relevant Target Corporation can enforce such Contracts or cause such contracts to be enforced.

3.23.5            All employer and employee obligations in respect of the Employee Plans, including payments, contributions and premiums required under Applicable Laws and their terms have been satisfied and there are no outstanding defaults or violations in respect thereof.

3.23.6            There are no Claims pending or, to the Knowledge of the Vendor, threatened with respect to the Employee Plans against either Target Corporation, other than Claims for benefits in the Ordinary Course of Business.

3.23.7            None of the Employee Plans require or permit a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any self-insured Employee Plan is reasonable and sufficient to provide for all unreported Claims and incurred Damages.

3.24	Anti-Corruption; Money Laundering

3.24.1            No Target Corporation and no representative, or Person acting on behalf, of either Target Corporation in its capacity as such has violated the anti-bribery or anti-corruption laws of any jurisdiction applicable to either Target Corporation.

3.24.2            No Target Corporation, nor the Vendor nor, any Person acting on their behalf, is, has been, or is reasonably expected to become the subject of or a party to any Claim or internal investigation related to any anti-bribery or anti-corruption laws and there are no circumstances likely to lead or give rise to any Claim or internal investigation.

3.24.3            Each Target Corporation has at all times complied with all Applicable Laws relating to export control and trade sanctions or embargoes applicable to Target Corporation.

3.24.4            No Target Corporation, nor the Vendor, nor any of their respective affiliates are, or are considered by any Governmental Authority or state-owned or controlled entity (“SOE”) to be, suspended from tendering or ineligible to tender for any contract or business with, or ineligible to be awarded any contract or business by, a Governmental Authority or SOE or suspended from tendering or ineligible to tender for or perform any sub-contracting work under a contract with a Governmental Authority or SOE.

3.24.5            The Business is in compliance with financial record-keeping and reporting requirements of Applicable Laws relating to money laundering and there is no Claim by or before any court or other Governmental Authority or any arbitrator non-Governmental Authority involving either Target Corporation with respect to such laws and no such Claim is, to the Knowledge of the Vendor, pending or threatened.

3.25	Related Party Transactions.

3.25.1            Except as disclosed in Section 3.25 of the Vendor Disclosure Schedule, there are no accounts payable, accounts receivable or other obligations, transactions, Contracts or liabilities of any nature whatsoever between either Target Corporation, on the one hand, and any Related Party, on the other hand, excluding (a) any obligation of a Target Corporation incurred in the Ordinary Course of Business to pay wages, salaries or fees for service to any Related Party in connection with such Related Party’s services as an employee of such Target Corporation, or (b) any intercompany liabilities as between the Target Corporations incurred in the Ordinary Course of Business.

3.25.2            No Related Party owns or has any proprietary, financial or other interests (direct or indirect) in any authorization, pending authorization or asset which either Target Corporation owns, possesses or uses or proposes to own, use or possess in the operation of its Business as now or previously conducted.

3.26	Insurance.

Section 3.26 of the Vendor Disclosure Schedule contains a correct and complete list of insurance policies to which either Target Corporation is a party, as insured or a beneficiary or under which either Target Corporation or any officer or director of either Target Corporation is covered, setting out, in respect of each policy, the type of policy, the name of insurer, the coverage allowance, the expiration date, the annual premium and any pending claims. Each Target Corporation maintains such policies of insurance, issued by responsible insurers, as are appropriate to such Target Corporation’s Business and assets (including liability insurance), in such amounts and against such risks and subject to such deductibles as are customarily carried and insured against by owners of comparable businesses, properties and assets. The proceeds of such policies are fully payable to a Target Corporation. All such policies of insurance are in full force and effect and in good standing, and will continue to be so until the Closing. No Target Corporation is in material default with respect to any of the provisions contained in the insurance policies. There is no reason to believe that any such policies as applicable to either Target Corporation only would not continue to be renewed in the Ordinary Course of Business and at consistent premiums, subject to general market fluctuations, after completion of the transactions contemplated hereby.

3.27	Insolvency.

3.27.1            No Target Corporation nor the Vendor is insolvent, nor will any be rendered insolvent as a result of the completion of the Contemplated Transactions. For the purposes hereof, “insolvent” means that the sum of the debts and other probable Liabilities of a Target Corporation or the Vendor, as the case may be, exceeds the present fair saleable value of their respective assets.

3.27.2            Immediately prior to the completion of the Contemplated Transactions, each Target Corporation will be able to pay its Liabilities as they become due in the Ordinary Course of Business.

3.28	No Brokers

Except as set froth in Section 3.28 of the Vendor Disclosure Schedule, neither the Vendor, the Target Corporations, nor any of their respective representatives has incurred any liability or obligation to any consultant, broker, agent, investment bank or other intermediary for any fee, commission or other similar payment in connection with the transactions contemplated by this Agreement or any ancillary agreement to which it is (or will be) a party.

3.29	Real Property

3.29.1            The Target Corporations are the sole and exclusive legal and beneficial owners of the owned Real Property, as applicable, which were acquired lawfully and peacefully, being the respective possession and fruition public and pacific, unconditional and undisputable, and there are no judicial or extrajudicial conflicts, either current or potential, in which the Target Corporations’ property rights, possession and fruition of the same is discussed.

3.29.2            The Target Corporations (or either of them) has good and marketable property right to, or a valid leasehold interest in, all Real Property. All such Real Property (including leasehold interests) is free from all Liens, guarantees, pledges, liabilities or security interest of any kind seeking the ownership transfer or the possession transfer, any promissory right of acquisition/usufruct/usage/lease in any form, easement, option right, pre-emption right, conditional assignment, fiduciary assignment (alienação fiduciária), court order, claim, retention right, preferential arrangement, attachment or seizure, usufruct, lease or third party’s right of use in any way, any encumbrance of any type that limits or prevents the use, enjoyment and disposal of the Properties, as well as any agreement allowing to create any of the foregoing, except for the liens and easements described in the Vendor Disclosure Schedule.

3.29.3            No Target Corporation owns, and has not directly or indirectly owned, any legal or beneficial interest in any real property, other than the owned Real Property and the RPK Real Property (defined below), and there are no pending agreements for the use of third-party properties other than the Aljustrel Lease, and there are no pending obligations or payments arising from any agreement (either in force or terminated) for the use in any way of third-party properties.

3.29.4            Each Target Corporation has kept and maintained Real Property in good operating condition and repair to preserve its value and operating efficiency, normal wear and tear excepted and there are no structural defects, any substances, superficial or infiltrated, nor hazardous material, in the soil, in the subterranean waters and/or in the buildings and no works subject to licensing or authorization by the relevant municipalities and/or by any other entity, public or private, or works subject to mere prior communication to any of the referred entities, were performed without such licenses, authorizations and/or communications having previously obtained or performed.

3.29.5            Section 3.29 of the Vendor Disclosure Schedule sets out a list of the real property in Portugal which either Target Corporation owns, has a right to acquire, or leases (the “RPK Real Property”). The current Contracts in respect of the RPK Real Property are not with Related Parties of either Target Corporation and such Contracts are in good standing and in full force and effect and no default has occurred on the part of either Target Corporation under any of such Contract, nor to the Knowledge of the Vendor, has any default occurred by any other party thereto under any such Contract (except in each case, any such default that has previously been cured). The RPK Real Property has not and will not be acquired or leased from a Related Party of either Target Corporation and such acquisition or lease will be on arm’s length terms. Except as disclosed at Section 3.29 of the Vendor Disclosure Schedule, the Vendor has no reason to believe the RPK Real Property will cease to be Real Property of a Target Corporation or that such Target Corporation may lose title to any RPK Real Property under the same conditions and warranties as provided for in this Section 3.29 in respect of owned Real Property as at the applicable closing of the purchase of the RPK Real Property by the applicable Target Corporation.

3.29.6            Section 3.29 of the Vendor Disclosure Schedule lists (i) the municipal address of each parcel of Real Property and RPK Real Property, (ii) title and indication if such Real Property or RPK Real Property is (or is intended to be) leased or subleased by the applicable Target Corporation, the details of such lease or sublease executed by reference to the RPK Real Property (and any amendments and restatements, supplements or modifications), including the name of the landlord, the rental amount currently being paid (including any prepaid rental payments and specifying any breakdown of base rent and additional rents), the expiration of the term of such lease or sublease, any rights of renewal, any restrictions on assignment or change of control pertaining to such lease, (iii) the current use of such Real Property and the RPK Real Property, and (iv) any Lien over such Real Property and the RPK Real Property, other than Permitted Liens.

3.29.7            With respect to the current use of the Real Property and the RPK Real Property:

3.29.7.1            except as set out in Section 3.29 of the Vendor Disclosure Schedule, all licences, certificates, consents, approvals, rights, permits (including building and occupancy permits) and agreements required to enable the Real Property and RPK Real Property to be used, operated and occupied in its current and intended manner were duly obtained, are in force and are being complied with or have been obtained, or to the extent that any have not already been obtained, the same are not yet required and, if not yet required but the same are material, the Vendor has no reason to believe that the same will not be available before the time that the same are so required;

3.29.7.2            all applicable legal and contractual requirements with regard to the use, occupancy, severance, construction and operation thereof, including all zoning, by-laws, environmental, flood hazard, fire safety, health, handicapped facilities, building and other laws, ordinances, codes, regulations, orders and requirements of any governmental authority are being complied with and the Vendor has no reason to believe that any such applicable legal or contractual requirement is not being complied with;

3.29.7.3            all declarations, easements, rights-of-way, covenants, consents, conditions and restrictions of record or required by Law are being complied with;

3.29.7.4            all building services required for the proper functioning of the Real Property and RPK Real Property have been obtained, are functioning properly and are fit and suitable for their intended purpose.

3.29.8            There are no agreements, options, rights, contracts or commitments to sell, transfer or otherwise dispose of any Real Property or RPK Real Property (in whole or in part) or lease agreements, sublease agreements or promissory lease agreements in favour of third parties, third party rights over the Real Property or the RPK Real Property (in whole or in part) or any other agreements that would restrict or prevent in any way the ability of either Target Corporation to directly or indirectly use, enjoy, dispose or transfer any Real Property or the RPK Real Property.

3.29.9            With respect to leased Real Property:

3.29.9.1            the Vendor has delivered or made available to the Purchaser true, complete and correct copies of any and all leases affecting the Real Property together with all amendments and restatements, renewals, extensions, supplements or modifications thereto. Such leases have been duly authorized and approved by the Target Corporation that is party thereto, and are valid, binding and enforceable in accordance with their terms subject to Enforceability Limitations;

3.29.9.2            no Target Corporation is a sublessor or grantor under any sublease, license, occupancy agreement or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property;

3.29.9.3            as of the date hereof, the leases affecting the Real Property together with all amendments and restatements, renewals, extensions, supplements or modifications were entered into and are being executed in compliance with the applicable legal regimes, are in good standing and in full force and effect and no default has occurred on the part of either Target Corporation under any of such leases, nor to the Knowledge of the Vendor, has any default occurred by the other parties under such leases (except in each case, any such default that has previously been cured) and there are no causes for early termination of such leases nor has any of Target Corporation received any notice for the termination of the same and there are no facts that could to the application of fines, penalties, compensation obligations or any additional costs arising or related to such leases;

3.29.9.4            to the Knowledge of the Vendor, there is no existing condition which, but for the passage of time or the giving of notice, could result in (A) default by either Target Corporation under the terms of any of the leases affecting the Real Property together with all amendments and restatements, renewals, extensions, supplements or modifications, or (B) default by a tenant under the terms of its lease; and

3.29.9.5            there is no existing defect or condition affecting any leased Real Property that is impairing the current use of such leased Real Property in connection with the businesses carried on by the Target Corporations or any of them and purposes set out in Vendor Disclosure Schedule.

3.29.10            No material improvements constituting a part of the Real Property or RPK Real Property encroach on real property owned or leased by a Person (other than a Target Corporation), and there is no encroachment or right of first refusal or first offer onto the Real Property, or RPK Real Property prior to owning or once owned, by buildings or improvements from adjoining lands.

3.29.11            There are no actions pending nor, to the Knowledge of the Vendor, threatened against the either Target Corporation, the Real Property or the RPK Real Property or any portion thereof or interest therein which would adversely affect ownership and title over the Real Property or the RPK Real Property, use, enjoyment and disposal of the same, the value of the Real Property or the RPK Real Property, the income generated by the Real Property or RPK Real Property, vacancy rates in respect of the Real Property or RPK Real Property or the assets, financial condition, business or operations of the Target Corporations.

3.29.12            The Vendor has not withheld any information of a material nature relating to the Real Property or RPK Real Property.

3.29.13            True and complete copies of all agreements with respect to the Real Property and the RPK Real Property have been provided to the Purchaser.

3.29.14           No owned Real Property, no leased Real Property, nor the RPK Real Property, has been taken, condemned or expropriated by any Governmental Authority nor has any notice or proceeding in respect thereof been given or commenced nor do the Vendor have any knowledge of any intent or proposal to give such notice or commence such proceedings.

3.29.15            The registrations in respect of each Real Property or the RPK Real Property at the land registry office are in compliance, in all material respects, with the tax authority’s registrations and the use permits (autorização de utlização) issued for each Real Property or the RPK Real Property.

3.29.16            None of the Target Corporation has been notified of a material breach of any construction, urban planning and zoning laws in respect of the Real Property or the RPK Real Property (including constructions, equipment, facilities and installations) and, so far as the Sellers are aware, there are no reasons to expect that any such notifications may arise.

3.29.17            No urban operations, including but not limited to any zoning operation and/or construction works, have been carried out in any Real Property or the RPK Real Property (or from which the Real Property or the RPK Real Property resulted) without all necessary approvals and/or titles by the relevant authorities having been requested and effectively granted.

3.29.18            The use of the Real Property or the RPK Real Property is complying and have complied in all material respects with the urban planning instruments and urban planning required licences, permits, consents, approvals, and authorisations and there are no facts or circumstances that may limit, impair or prevent, in any way, the use of the Real Property or the RPK Real Property for the purposes disclosed in the Vendor Disclosure Schedule.

3.29.19            None of the Target Corporations has received any notice by the relevant municipalities or any public or private entity for the performance of compulsory works or works necessary the licensing or exercise of the activities that are being carried out in the same in the Real Property or RPK Real Property or for the payment of any indemnity or compensations for any damages caused by the lack of timely execution of such works.

3.29.20            All taxes, charges, fees and expenses, as well as urbanistic compensations relative to the urbanistic procedures involving the Real Property or the RPK Real Property have been duly and timely paid and there is no liability, contingent or pending, namely but not limited to, taxes for which the Real Property or the RPK Real Property may respond for or used as collateral.

3.29.21            There are no, nor there will be, on the Closing Date any debts, responsibilities or fiscal or parafiscal charges before the State, relevant Municipality or any public or private entity, referring to taxes, surtaxes, fees or contributions of any nature, arising from the acquisition, use, construction, fruition or ownership of the Real Property or the RPK Real Property.

3.29.22            There are no construction agreements executed by reference to any of the Real Property or the RPK Real Property pending, with pending obligations (by any of the Parties) or pending guarantees and there are no outstanding amounts due to any contractors under any construction works agreements related to the Real Property or the RPK Real Property.

3.30	Disclosure.

Neither this Agreement, the Vendor Disclosure Schedule, nor any agreement entered into in connection with this Agreement (i) contains any untrue statement of a material fact in respect of the affairs, operations or condition of the Target Corporations, their assets, their Business, or the transactions contemplated herein, or (ii) omits any statement of a material fact necessary in order to make the statements in respect of, the affairs, operations or condition of the Target Corporations, their assets, their Busines, or the transactions contemplated herein or therein not misleading. There is no fact known to the Vendor which materially and adversely affects the affairs, operations, condition or prospects of either Target Corporation, their assets, their Business, or the transactions contemplated herein or in any agreement entered into in connection with this Agreement, or which could reasonably be expected to have a Target Corporation Material Adverse Effect, which has not been set forth in this Agreement or in the Vendor Disclosure Schedule.

3.31	Power and Capacity.

3.31.1            The Vendor has the power and capacity and good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and any other Contract contemplated hereby to be entered into by the Vendor on the terms and conditions set forth therein and to perform the Vendor’s obligations hereunder and thereunder.

3.31.2            There is no Action in progress or pending and, to the Knowledge of the Vendor, there are no grounds on which any such Action would reasonably be expected to be commenced, and there is no order outstanding against or affecting the Vendor that, in any such case, adversely affects or would reasonably be expected to adversely affect the ability of the Vendor to enter into this Agreement or to perform the Vendor’s obligations hereunder or complete the Contemplated Transactions.

3.32	Required Consents.

Except as disclosed in Section 3.32 of the Vendor Disclosure Schedule, no consents, approval or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or under any Contract is required to be obtained, made or given by the Vendor as a result of its execution, delivery and performance of this Agreement or the completion of the Contemplated Transactions.

3.33	Ownership of Purchased Interest and Shares of OpCo

The Vendor owns, beneficially and of record, and has good and valid title to, the Purchased Interest free and clear of any and all Liens. Except as set forth in the Organizational Documents of the Company, there are no limitations or restrictions on the Vendor’s right to sell or transfer the Purchased Interest and except for the rights of the Purchaser under this Agreement, no Person has any written or oral agreement, option or warrant, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such for the purchase or acquisition from the Vendor of any of the Payment Interest. The Company owns, beneficially and of record, and has good and valid title to, all of the issued and outstanding shares of OpCo, free and clear of any and all Liens and no Person has any written or oral agreement, option or warrant, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming such for the purchase or acquisition of any securities of OpCo.

3.34	Akanda Shares.

3.34.1            The Akanda Shares to be issued to the Vendor, or as the Vendor may direct, in connection with the Contemplated Transactions are being acquired as principal for the Vendor’s own account for investment and will not be transferred by the Vendor in violation of Applicable Laws. Except as set forth in Section 3.34 of the Vendor Disclosure Letter, no Person other than the Vendor has any interest in or any right to acquire the Akanda Shares issuable to the Vendor, or as the Vendor may direct.

3.34.2            The Vendor has performed its own due diligence investigation with respect to the issuance of the Akanda Shares to the extent the Vendor has deemed necessary or desirable. No representations or warranties have been made to the Vendor by Akanda or any stockholder, officer, director, employee, agent or representative of Akanda, other than as set forth in this Agreement.

3.34.3            The Vendor acknowledges that Akanda is relying on an exemption from the requirement to provide the Vendor with a prospectus under Applicable Laws and, as a consequence of acquiring the Akanda Shares pursuant to such exemption, certain protections, rights and remedies provided by the Applicable Laws will not be available to the Vendor.

3.34.4            Neither the Vendor, nor any Person to whom the Vendor may direct the issuance of Akanda Shares to, is a U.S. Person and none of such Persons is acquiring Akanda Shares for the account or benefit of a U.S. Person or a Person in the United States.

3.34.5          The Vendor understands that the Payment Shares will be issued to the Vendor pursuant to the exclusion from the registration requirements of the U.S. Securities Act provided under Rule 903 of Regulation S thereunder and will be “restricted securities” within the meaning of Rule 144(a)(3) of the U.S. Securities and may not resold or transferred except pursuant to an available exemption from the registration requirements of the U.S. Securities Act or pursuant to an effective registration statement thereunder. The Payment Shares will be required to bear a U.S. restrictive legend substantially in the form as follows:

3.34.5.1            THE PAYMENT SHARES HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”)). THE PAYMENT SHARES ARE BEING OFFERED ONLY TO NON-U.S. PERSONS OUTSIDE THE UNITED STATES IN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IN RELIANCE ON REGULATION S. THE PAYMENT SHARES ARE “RESTRICTED SECURITIES” AS DEFINED UNDER RULE 144(a)(3) PROMULGATED UNDER THE SECURITIES ACT. THE PAYMENT SHARES MAY NOT BE TAKEN UP, OFFERED, SOLD, RESOLD, DELIVERED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY WITHIN, INTO OR FROM THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S) EXCEPT: (A)(I) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENT OF REGULATION S, (II) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT.

3.35	Computer Systems

3.35.1            The Computer Systems are legally and beneficially owned by OpCo free and clear from any Lien, other than Permitted Liens. OpCo has full right and authority to use the Computer Systems, and such use is not wholly or partly dependent on any facilities or services not under the exclusive ownership and control of OpCo. Following Closing, OpCo shall be entitled to continue to use the Computer Software without the need to obtain the consent of any Person.

3.35.2            The Computer Systems have been properly maintained and are the subject of warranty and/or maintenance arrangements which are adequate for the requirements of the Business and sufficient to remedy or compensate any material defect, no part of the Computer Systems is or has been infected by any computer viruses, worms, software bombs or similar items, and no Person has had unauthorised access to the Computer Systems. OpCo has adequate disaster recovery and security arrangements in place in relation to the Computer Systems.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Vendor to enter into this Agreement and to complete the Contemplated Transactions, the Purchaser hereby represents and warrants to the Vendor as set forth in this Article 4. The representations and warranties of the Purchaser contained in this Agreement shall survive the completion of the Contemplated Transactions and shall expire and be terminated on the earlier of two years after the Closing Time and the date on which this Agreement is terminated in accordance with its terms provided that, notwithstanding the foregoing, if Closing occurs, and any claim which is based upon intentional misrepresentation or fraud by the Purchaser, may be made or brought by the Vendor at any time for the maximum period permitted by Applicable Laws.

4.1	Organization.

The Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has the requisite corporate power and authority to own or lease and to operate and use its assets and properties and to carry on its business as currently conducted; and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its busines or the property or assets owned or leased or used by the Purchaser makes such qualification or licensing necessary under Applicable Laws.

4.2	Authorization.

The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and any agreement to be delivered pursuant to or connection with this Agreement, to perform its obligations hereunder and thereunder and to complete the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the Enforceability Limitations.

4.3	No Conflicts; Required Consents.

4.3.1            The execution and delivery by the Purchaser of this Agreement does not, and the completion by the Purchaser the Contemplated Transactions will not, (i) conflict with or violate any provision of the Purchaser’s Organizational Documents; or (ii) (A) conflict with or violate any Applicable Laws binding upon or applicable to the Purchaser or any of its material assets or properties; or (B) conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default or an event that, with notice or lapse of time or both, would become a default under, give to others any rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon any assets or properties of the Purchaser, or any material Contract or License to which the Purchaser is a party or by which the Purchaser or any of its material assets or properties is bound.

4.3.2            No consent, approval or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or any other third party is required to be obtained, made or given by the Purchaser as a result of the execution, delivery and performance of this Agreement by it or the completion of the Contemplated Transactions, except the filings with Governmental Authorities and payments required by Applicable Laws, including, inter alia, the registration and publication by the Malta Business Registry of the notice duly submitted by the Purchaser delineating Akanda as the sole shareholder of the Purchaser.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF AKANDA

As an inducement to the Vendor to enter into this Agreement and to complete the Contemplated Transactions, Akanda hereby represents and warrants to the Vendor as set forth in this Article 4. The representations and warranties of Akanda contained in this Agreement shall survive the completion of the Contemplated Transactions and shall expire and be terminated on the earlier of two years after the Closing Time and the date on which this Agreement is terminated in accordance with its terms provided that, notwithstanding the foregoing, if Closing occurs, the Akanda Fundamental Representations shall survive the completion of the Contemplated Transactions indefinitely, and any claim which is based upon or relates to a breach of the Akanda Fundamental Representations (or any of them), or which is based upon intentional misrepresentation or fraud by the Purchaser, may be made or brought by the Vendor at any time for the maximum period permitted by law.

5.1	Organization.

Akanda (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has the requisite corporate power and authority to own or lease and to operate and use its assets and properties and to carry on the Akanda Business as currently conducted; and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the Akanda Business or the property or assets owned or leased or used by Akanda makes such qualification or licensing necessary under Applicable Laws.

5.2	Authorization.

Akanda has the requisite corporate power and authority to execute and deliver this Agreement and any agreement to be delivered pursuant to or connection with this Agreement, to perform its obligations hereunder and thereunder and to complete the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Akanda, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of Akanda, enforceable against Akanda in accordance with their respective terms, subject to the Enforceability Limitations.

5.3	Organizational Documents and Corporate Records.

Akanda has previously delivered or made available to the Company true and complete copies of Akanda’s Organizational Documents. Akanda is not in default under or violation of any provision of its Organizational Documents. The books and records of Akanda are true and complete in all material respects and have been maintained in compliance with Applicable Laws.

5.4	No Conflicts; Required Consents.

5.4.1            The execution and delivery by Akanda of this Agreement does not, and the completion by Akanda of the Contemplated Transactions will not, (i) conflict with or violate any provision of Akanda’s Organizational Documents; or (ii) (A) conflict with or violate any Applicable Laws binding upon or applicable to Akanda or any of its material assets or properties; or (B) conflict with, violate, result in a breach of the terms, conditions or provisions of, constitute a default or an event that, with notice or lapse of time or both, would become a default under, give to others any rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon the Akanda Shares or any assets or properties of Akanda under, any material Contract or License to which Akanda is a party or by which Akanda or any of its material assets or properties is bound.

5.4.2            No consent, approval or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority or any other third party is required to be obtained, made or given by Akanda as a result of the execution, delivery and performance of this Agreement by it or the completion of the Contemplated Transactions, except the approval of the Exchange and the filings with Governmental Authorities and payments required by securities and corporate laws.

5.5	Capitalization.

5.5.1            The authorized share capital of Akanda consists of: (i) an unlimited number of Akanda Shares, of which 28,909,026 Akanda Shares are issued and outstanding as of the Agreement Date; and (ii) an aggregate of up to (A) 5,781,805 Akanda Shares are issuable upon the exercise of stock options, and (B) 280,000 Akanda Shares are issuable upon the exercise warrants, as of the Agreement Date. As of the Agreement Date, Akanda has not issued any debentures that are convertible into Akanda Shares.

5.5.2            Other than as set forth in the Akanda Disclosure Record, there are no outstanding: (i) shares or other voting securities or other equity interests of Akanda; (ii) securities of Akanda convertible into or exercisable or exchangeable for shares or other voting securities of Akanda; (iii) subscriptions, options or rights to acquire from Akanda, or other obligation of Akanda to issue or deliver, any shares, other voting securities, or securities convertible into or exercisable or exchangeable for shares or other voting securities, of Akanda; (iv) bonds, debentures, notes or other Indebtedness of Akanda having the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters with the shareholders of Akanda; or (v) stock appreciation, “phantom” stock or other equity equivalent rights with respect to Akanda (the items in clauses (i) through (v) are collectively referred to as the “Akanda Securities”).

5.5.3            Except as set forth in the Akanda Disclosure Record, (i) there are no outstanding obligations of Akanda to repurchase, redeem or otherwise acquire any Akanda Securities; (ii) there are no agreements to register any Akanda Securities or sale or re-sales thereof under any applicable Securities Laws; and (iii) there are no shareholder agreements, voting trusts or other similar agreements or understandings to which Akanda or, to the Knowledge of Akanda, any holder of Akanda Securities is a party or otherwise bound in respect of any Akanda Securities.

5.5.4           Other than pursuant to this Agreement and the issuance of the Payment Shares hereunder, no Person has any Contract, option, understanding, arrangement or any right or privilege capable of becoming such, related to an acquisition of assets, securities or other property by an Akanda Group Member, which would result in an obligation for Akanda to issue any Akanda Shares or other equity securities or securities convertible into equity securities.

5.5.5            On the Closing Date, the list of Akanda Locked-Up Securities delivered in accordance with Section 2.7.9 shall be true and correct and, to the knowledge of Akanda, no Akanda securityholder who is subject to any lock-up restrictions has breached his, her or its covenants under the applicable lock-up agreement signed by such holder.

5.6	Subsidiaries and Investments.

The Akanda Disclosure Record sets forth a true and complete list of Akanda’s ownership, whether direct or indirect, or of record or beneficial, of all securities or other equity interests in, or investment in or control of, any Person that is material to Akanda.

5.7	Akanda Financial Statements.

5.7.1            The Akanda Disclosure Record contains the Akanda Financial Statements. The Akanda Financial Statements (i) have been prepared from, and are in accordance with, the books of account and other financial records of the Akanda Group Members, which reflect only actual transactions; (ii) have been prepared in accordance with IFRS consistently applied during the periods involved; and (iii) present fairly and accurately, in all material respects, the financial condition and results of operation of the Akanda Group Member, as applicable, as of the dates thereof or for the periods covered thereby.

5.7.2           All accounts, notes and other receivables reflected on the Akanda Financial Statements have arisen from bona fide transactions in the Ordinary Course of Business, and are or will be valid, genuine and fully collectible in the Ordinary Course of Business without resort to litigation or extraordinary collection activity, less any reserves for doubtful accounts reflected on the Akanda Financial Statements.

5.8	No Undisclosed Liabilities.

Except as set forth in the Akanda Disclosure Record, no Akanda Group Member has any Liabilities, other than Liabilities: (i) disclosed in the Akanda Financial Statements; (ii) similar in nature and amount to those disclosed in the Akanda Financial Statements that have been incurred since September 30, 2021 in the Ordinary Course of Business and not in violation of this Agreement; or (iii) that are not material to Akanda.

5.9	Indebtedness.

Except for the Indebtedness described in Akanda Disclosure Record: (i) no Akanda Group Member has any material Indebtedness; (ii) no Akanda Group Member has guaranteed any Indebtedness of any Person; and (iii) other than Permitted Liens, there are no Liens on the assets or properties of any Akanda Group Member.

5.10	Compliance with Laws.

Each Akanda Group Member has at all times conducted, and currently conducts, its business in compliance with all Applicable Laws. None of the Akanda Group Members has received any notice of any material violation of and, to the Knowledge of Akanda, no Akanda Group Member is under investigation or review by any Governmental Authority with respect to or has been threatened to be charged with any violation of any Applicable Laws.

5.11	Licenses.

Except as set forth in the Akanda Disclosure Record, each Akanda Group Member holds or possesses, and each is in compliance with, all Licenses required for the lawful conduct of the Akanda Business as currently conducted. No Akanda Group Member has received any notice advising of the refusal to grant any License that has been applied for or is in process of being granted and there is no reason to believe that any such Governmental Authority is considering taking or would have reasonable ground to take any such action.

5.12	Due Issuance.

The Akanda Shares, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will be free from all Liens, will not be issued in violation of any Applicable Laws, will rank pari passu in all respects with all other outstanding Akanda Shares, and will not be subject to and will not be issued in violation of any preemptive rights, rights of first refusal or rights of first offer.

5.13	No Orders.

No Governmental Authority has issued any order which is currently outstanding preventing or suspending trading in any securities of Akanda, and no such proceeding is, to the Knowledge of Akanda, pending, contemplated or threatened. Akanda does not have in place a shareholder right protection plan.

5.14	Securities Law Matters.

5.14.1            Reporting Requirements. Akanda has filed all material documents required to be filed by it under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and such documents do not contain a misrepresentation (within the meaning of the Exchange Act), or contain an untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. There are no material facts or material changes (within the meaning of the Exchange Act) relating to Akanda or the Akanda Business which is required to be disclosed under the Exchange Act but have not been publicly disclosed in the Akanda Disclosure Record. Akanda has not made any confidential filings with any securities regulatory authorities that, as at the date of this Agreement, are not publicly available.

5.14.2            Exchange Listing. For so long as the Payment Shares are held by the Vendor, Akanda will use commercially reasonable efforts to maintain listing of the Akanda Shares on the Exchange, and will use commercially reasonable efforts to maintain Akanda’s status as a “reporting issuer” not in default of the requirements of the Exchange and the Exchange Act.

5.14.3            Rule 144 Resales. Akanda shall take such action as the Vendor may reasonably request, all to the extent required from time to time to enable the Vendor to sell Payment Shares without registration under the U.S. Securities Act within the limitations of the exemption provided by Rule 144 thereunder. Upon the request of the Vendor in connection with such request pursuant to Rule 144, subject to Applicable Laws (including applicable Securities Laws), Akanda shall promptly engage its United States securities counsel to address and deliver to the Vendor and Akanda’s registrar and transfer agent a permissive Rule 144 legal opinion with respect to the sale of the Payment Shares pursuant to Rule 144 under the U.S. Securities Act.

5.14.4            Sarbanes-Oxley; Accounting and Disclosure Controls. Except as disclosed in its public filings, Akanda is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective and applicable to Akanda as of the date hereof, and any and all applicable rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) thereunder that are effective as of the date hereof and as of the Closing Date. Akanda maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Akanda has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Akanda and designed such disclosure controls and procedures to ensure that information required to be disclosed by Akanda in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

5.14.5            Office of Foreign Assets Control. Neither Akanda, nor, to the knowledge of Akanda, any director or officer of Akanda or any of its subsidiaries, or any employee, representative, agent or affiliate of Akanda or any of its subsidiaries or any other person acting on behalf of Akanda or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

ARTICLE 6
COVENANTS

6.1	Interim Operations.

6.1.1            From the Agreement Date until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 10.1 (the “Termination Date”), except as otherwise provided in this Agreement, the Vendor will cause the Target Corporations to: (i) conduct their Business only in the Ordinary Course of Business; and (ii) use its commercially reasonable efforts to preserve intact the business organization and goodwill of such businesses and to maintain their respective relationships with their customers, clients and other Persons having business dealings with them.

6.1.2            Without limiting the generality of the foregoing, except as expressly permitted or required by this Agreement or as approved in writing by Akanda, from the Agreement Date until the earlier of the Closing Time or the termination of this Agreement in accordance with its terms, the Vendor will not permit either Target Corporation to:

6.1.2.1            amend or otherwise change its Organizational Documents;

6.1.2.2            take any action that would permit any Lien over any of its assets;

6.1.2.3            authorize, issue, sell or transfer any of its share capital or other equity interests or any securities convertible into or exercisable or exchangeable for its share capital or other equity interests, or adjust, split or reclassify any of its share capital or other equity interests;

6.1.2.4            declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or other property) in respect of any its share capital or other equity interests or make any other distribution (whether in cash, stock or other property) whatsoever to any Related Party; provided that, the foregoing shall not apply to salaries or wages paid in the Ordinary Course of Business to any Related Party who is an employee of a Target Corporation;

6.1.2.5            merge or consolidate with any other Person or acquire any business or assets of any other Person (whether by merger, stock purchase, asset purchase or otherwise), or form any Subsidiary;

6.1.2.6            adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

6.1.2.7            make any material change in the operation of business, except such changes as may be required to comply with this Agreement or any Applicable Laws;

6.1.2.8            make, authorize or make any commitment with respect to, any single capital expenditure that is in excess of $60,000 or capital expenditures that are, in the aggregate, in excess of $240,000;

6.1.2.9            except in connection with operations in the Ordinary Course of Business and upon terms not materially adverse to the Target Corporations, amend in any material respect, or terminate (other than in accordance with its terms) any Contract material to the Business or either Target Corporation, or waive, release or assign any material rights or claims thereunder;

6.1.2.10            except in connection with operations in the Ordinary Course of Business and upon terms not materially adverse to the Target Corporations enter into any Contract material to the Business: (i) that has a term of, or requires the performance of any obligations over a period in excess of one month; or (ii) that cannot be terminated without penalty on less than one (1) months’ notice;

6.1.2.11            sell, lease (as lessor), transfer or otherwise dispose of, or mortgage, encumber, pledge or impose any Lien on, any of its assets or properties, other than dispositions of immaterial assets or properties for fair value in the Ordinary Course of Business;

6.1.2.12            create, incur, assume or guarantee any Indebtedness, other than Transaction Expenses, or extend or modify any existing Indebtedness;

6.1.2.13            make any loans, advances or capital contributions to, or investments in, any Person;

6.1.2.14            cancel any debts owed to, or waive any material claims or rights held by either Target Corporation;

6.1.2.15            commence, settle or compromise any Action by or against either Target Corporation, other than settlements entered into in the Ordinary Course of Business and requiring only the payment of monetary Damages in an aggregate amount not to exceed $60,000;

6.1.2.16            incur expenses (including legal or other professional fees) in excess of $60,000 in the aggregate in connection with any ongoing, new or proposed Action involving or relating to either Target Corporation, but excluding any Transaction Expenses;

6.1.2.17            except as required by Applicable Laws or any existing Contract in effect on the Agreement Date: (i) institute or announce any increase in the compensation, bonuses or other benefits payable to any of its executive employees or consultants; (ii) enter into or amend any employment, consulting, severance or change of control agreement with any such Person; or (iii) enter into or adopt any Employee Plan;

6.1.2.18            enter into any transaction with any of its Affiliates, except transactions that are at prices and on terms and conditions not less favorable to the applicable Target Corporation than could be obtained on an arm’s-length basis from unrelated third parties;

6.1.2.19            make any change in the accounting methods, principles or policies of either Target Corporation, other than any change required by Applicable Laws or a change in IFRS;

6.1.2.20            fail to file any material Tax Return when due or pay any material Tax when due (other than Taxes being contested in good faith), or make or change any Tax election;

6.1.2.21            fail to pay any accounts payable when due or within a reasonable period of time thereafter (other than amounts being contested in good faith) or fail to use commercially reasonable efforts to collect any accounts receivable when due;

6.1.2.22            fail to renew or otherwise keep in full force and effect any material License relating to its Business;

6.1.2.23            fail to use its best efforts to take all required steps and actions (including the payment of all fees and expenses) necessary to obtain, and maintain in good standing, any required Licenses; or

6.1.2.24            enter into any Contract with respect to any of the foregoing.

6.2	Access to Information.

From the Agreement Date until the earlier of the Closing Date or the Termination Date:

6.2.1            the Vendor will cause the Company to, subject to compliance with Applicable Laws, furnish to the Purchaser or Akanda and their authorized representatives such additional information relating to the Target Corporations and their respective Business as the Purchaser or Akanda may reasonably request; and

6.2.2            Akanda will, subject to compliance with Applicable Laws, furnish to the Vendor such additional information relating to Akanda and any other Akanda Group Members and the Akanda Business as the Vendor may reasonably request.

6.3	Notice of Certain Events.

6.3.1            From the Agreement Date until the earlier of the Closing Date or the Termination Date, the Vendor will promptly notify the Purchaser and Akanda in writing of: (i) either Target Corporation Material Adverse Effect; (ii) any breach of or default under this Agreement, or any event that would reasonably be expected to become a breach or default under this Agreement on or prior to the Closing; (iii) any notice or other communication from any third Person (including any Governmental Authority) alleging any required consent of such third Person (or Governmental Authority) is or may be required in connection with the Contemplated Transactions; (iv) any Actions commenced or, to the Knowledge of the Vendor, threatened against the either Target Corporation that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to this Agreement or that relate to the completion of the Contemplated Transactions; and (v) any communications from any Governmental Authority relating to any License held or applied for by either Target Corporation.

6.3.2            From the Agreement Date until the earlier of the Closing Date or the Termination Date, Akanda will promptly notify the Vendor in writing of: (i) any Akanda Material Adverse Effect; (ii) breach of or default under this Agreement, or any event that would reasonably be expected to become a breach or default under this Agreement on or prior to the Closing; (iii) any notice or other communication from any third Person (including any Governmental Authority) alleging that any required consent of such third Person (or Governmental Authority) is or may be required in connection with the Contemplated Transactions; (iv) any Actions commenced or, to the Knowledge of Akanda, threatened against any Akanda Group Member that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to this Agreement or that relate to the completion of the Contemplated Transactions; and (v) any communications from any Governmental Authority relating to any License held or applied for by any Akanda Group Member.

6.4	Efforts.

Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to satisfy the conditions to Closing to be satisfied by it under Article 7 and to cause the Closing to occur and to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to complete and make effective, in the most expeditious manner practicable, the Contemplated Transactions.

6.5	Exclusivity.

From the Agreement Date until the earlier of the Closing Time and the termination of this Agreement in accordance with its terms, except with the prior written consent of the Purchaser and Akanda, the Vendor will not (and will cause all directors, officers, employees, agents, representatives and Affiliates acting on its behalf and/or on behalf of the Company (as applicable) not to): (i) solicit, initiate, encourage or accept any offer or proposal from any Person (other than the Akanda Group Members and their respective representatives) concerning any merger, consolidation, sale or transfer of material assets, sale or transfer of any equity interests or other business combination involving either Target Corporation (an “Acquisition Proposal”); (ii) engage in any discussions or negotiations with any Person (other than the Akanda Group Members and their respective representatives) concerning any Acquisition Proposal; or (iii) furnish any non-public information concerning the business, properties or assets of the Company to any Person (other than the Akanda Group Members and their respective representatives), except as required to comply with any Applicable Laws or this Agreement or except in the Ordinary Course of Business. The Vendor will (and will cause the directors, officers, employees, agents, representatives acting on behalf of the Company to) immediately cease and cause to be terminated all existing discussions, negotiations or other communications with any Persons conducted heretofore with respect to any of the foregoing. The Vendor will immediately notify the Purchaser and Akanda in writing upon receipt by either Target Corporation, or the Vendor, of any proposal, offer or inquiry regarding an Acquisition Proposal, which notice will indicate in reasonable detail the identity of the Person making such proposal, offer or inquiry and the terms and conditions of any such Acquisition Proposal.

6.6	Confidentiality.

6.6.1            Except with respect to an announcement pursuant to Section 12.11 of the Contemplated Transactions, no Party shall disclose this Agreement or any other aspects of the Contemplated Transactions to any Person except (i) to its board of directors, senior management, employees and legal, accounting, financial or other professional advisors, but, in each case only to the extent that such representatives have been informed of the confidential nature of such information and are bound by an obligation to maintain the confidentiality of such information, (ii) as is required to enforce its rights or the obligations of another Party under this Agreement, or (iii) as may be required by any Applicable Laws and, then, only in compliance with Section 6.6.2.

6.6.2            In the event that a Party or any of its representatives is required by any Applicable Law in any proceeding to disclose this Agreement or any aspects of the Contemplated Transactions, such Party will provide the other Parties with prompt prior notice so that the other Parties (or any of them) may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that no other Party is able to obtain such protective order or other appropriate remedy, the first Party will furnish only that portion of this Agreement or the aspects of the Contemplated Transactions which it is advised by a written opinion of counsel is legally required, and will give the other Parties written notice of the information to be disclosed as far in advance as practicable, and will exercise commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information so disclosed.

6.7	Expenses.

The Purchaser, Akanda and the Vendor will each bear and pay their own respective costs and expenses incurred in connection with this Agreement and the Contemplated Transactions, whether or not the Contemplated Transactions are completed. No Target Corporation will be responsible or liable for and will not pay any costs or expenses incurred in connection with this Agreement and the Contemplated Transactions (including the fees and expenses of any counsel, accountant or other advisor retained by or for the benefit of any such Person).

6.8	Non-Competition.

6.8.1            From and after the Closing, each of the Vendor and Flowr (in consideration of $1.00 and other good and valuable consideration paid to Flowr by each of the Purchaser and Akanda, the receipt and sufficiency of all of which is acknowledged by Flowr) agrees that it will not, during the period commencing as of the Closing Date and ending on the date that is two (2) years thereafter (the “Restricted Period”), for any reason, without the Purchaser’s express prior written consent, directly or indirectly, either as an individual or in conjunction with any other Person, whether acting as a principal, agent, employee, independent contractor or in any other capacity whatsoever, anywhere within Europe, advise, manage, carry-on, be engaged in, concerned with, have an interest in or permit the Vendor’s or Flowr’s name or any part thereof to be used or employed by any company or business entity that is engaged in the Business.

6.8.2            Each of the Vendor and Flowr acknowledges that a breach or threatened breach of this Section 6.8 would give rise to irreparable harm to Purchaser and the Target Corporations, for which monetary damages would not be an adequate remedy, and hereby agrees that, in the event of a breach or a threatened breach by the Vendor or Flowr, of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an interim or permanent injunction, specific performance and any other relief that may be available from a court of competent equitable jurisdiction (without any requirement to post a bond or other security).

6.8.3            Each of the Vendor and Flowr acknowledges that the restrictions contained in this Section 6.8 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser’s entering into this Agreement and consummating the transactions contemplated by this Agreement. The covenants contained in this Section 6.8 and each provision hereof are severable and distinct covenants and provisions.

6.8.4            Notwithstanding the foregoing, the Purchaser and Akanda agree that the restrictive covenant of Flowr contained in this Section 6.8 shall cease to apply, and be of no force or effect, upon the occurrence of a Change of Control.

6.9	Post-Closing Deliverables

6.9.1            Within fourteen (14) days following the Closing Date: (i) the Vendor shall, or shall cause the Company to, deliver any documents and make all filings with the Governmental Authorities in Malta as may be required for the purposes of registering the transfer of the Company Shares from the Vendor to the Purchaser, including, inter alia, the delivery of the following documents to the Registrar of Companies at the Malta Business Registry: (a) the Form T; (b) the Form BO2, and (b) the Directors’ Resolution

6.9.2            Within forty-five (45) days following the Closing Date, the Vendor shall have delivered the Closing Financial Statements to the Purchaser and Akanda, which financial statements shall reflect compliance of the Vendor’s covenants set out herein, as determined by the Purchaser and Akanda, each acting reasonably.

6.10	Further Assurances.

At any time and from time to time following the Closing, at the reasonable request of any Party, each Party will execute and deliver, or cause to be executed and delivered, such other documents and instruments and will take, or cause to be taken, such further or other actions as any other Party may reasonably request or as otherwise may be reasonably necessary or desirable to evidence and make effective the Contemplated Transactions.

6.11	Termination of Certain Arrangements.

On or prior to the Closing Date, all payables, receivables, loans, Liabilities and other obligations between either Target Corporation on the one hand, and the Vendor or any of its other Affiliates on the other hand, will be repaid in full and extinguished.

6.12	Bridge Loans.

Subject to Akanda receiving a borrowing request in substantially the form appended to this Agreement as Exhibit E, containing information acceptable to Akanda in its sole discretion (each an “Approved Borrowing Request”), between the Agreement Date and the Closing Date, within five (5) Business Days of receiving an Approved Borrowing Request, Akanda agrees to advance loans to OpCo (each a “Bridge Loan”), each in the principal amount of up to $339,000 (or such other amount agreed to by Akanda and the Vendor), to permit OpCo to fund its immediate working capital needs and to repay the Bank Debt. Upon Closing, the Bridge Loans shall be treated as inter-company loans from Akanda to OpCo; provided that, OpCo may not request more than one Bridge Loan per calendar month. The Vendor shall ensure that OpCo only uses the Bridge Loans for OpCo’s immediate working capital needs and to repay the Bank Debt.

If Closing does not occur on or prior to May 31, 2022, OpCo shall repay the Bridge Loans on or before the 20th Business Day following such date, by the delivery to Akanda (or as Akanda may direct in writing) of medical cannabis at a price of €2.00 per gram or in cash, in OpCo’s sole discretion. The Parties agree that the payment in kind by medical cannabis shall meet the specifications set out in Exhibit F, attached, and will comply with all Applicable Laws. The Vendor acknowledges that one loan was advanced to OpCo prior to the Agreement Date in the principal amount of $339,000 and that such loan shall be deemed a Bridge Loan and subject the provisions of this Section 6.11 in all respects, notwithstanding its advancement prior to the Agreement Date.

6.13	Transfer of ShellCo

Prior to the Closing Date, the Vendor or Flowr shall, or the Vendor or Flowr shall cause a third party to, acquire all of the issued and outstanding shares in the capital of ShellCo from the Company, such that ShellCo ceases to be a Subsidiary of the Company.

6.14	US Securities

The Vendor will comply with US securities laws and SEC regulations and filing requirements on any required beneficial ownership reports under Section 13 of the Exchange Act, and the rules and regulations promulgated thereunder.

ARTICLE 7
CONDITIONS PRECEDENT

7.1            Conditions to the Obligations of the Parties.

The obligations of the Parties to complete the Contemplated Transactions are subject to the satisfaction or (to the extent permitted by Applicable Laws) waiver by the Purchaser and the Vendor, on or prior to the Closing Date, of each of the following conditions:

7.1.1           Governmental and Exchange Approvals. All consents, approvals and actions of or by, and all filings with and notifications to, any Governmental Authority and the Exchange required to complete the Contemplated Transactions will have been obtained, taken or made, as applicable, and will remain in full force and effect, notwithstanding the publication contemplated in Section  4.3.2.

7.1.2              No Prohibitions. No provision of any Applicable Laws will prohibit or otherwise challenge the legality or validity of the Contemplated Transactions.

7.2            Conditions to the Obligations of the Vendor.

The obligations of the Vendor to complete the Contemplated Transaction are subject to the satisfaction or (to the extent permitted by Applicable Laws) waiver by the Vendor, on or prior to the Closing Date, of each of the following further conditions:

7.2.1            Accuracy of Representations and Warranties. Each of the representations and warranties of Purchaser and Akanda set forth in this Agreement; (i) that is qualified by materiality or Akanda Material Adverse Effect will be true and correct in all respects; and (ii) that is not so qualified will be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they will be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

7.2.2            Performance of Covenants. The Purchaser and Akanda will have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

7.2.3            No Akanda Material Adverse Effect. Between the Agreement Date and the Closing Date, there will have been no Akanda Material Adverse Effect.

7.2.4               Certificate of Compliance. The Purchaser and Akanda will have delivered to the Vendor a certificate dated the Closing Date, signed by an authorized officer of the Purchaser and Akanda, certifying as to the satisfaction of the conditions set forth in Section 7.2.1, Section 7.2.2 and Section 7.2.3.

7.2.5            Third Party Consents. The Purchaser and Akanda will have obtained the written consents of, or given notifications (to the extent only notification is required) to, the Exchange, and any other third party or Governmental Authority that Applicable Law requires consent or notification, in each case in form and substance reasonably satisfactory to the Vendor, and all such consents will remain in full force and effect.

7.2.6            Receipt of Closing Deliveries. Akanda will have executed and delivered, or caused to be executed and delivered, all of the agreements, certificates and other documents specified in Section 2.7.

7.2.7            Akanda Shares. Akanda shall deliver to the Vendor certificates or registration statements evidencing the Payment Shares issuable pursuant to Section 2.2.

7.2.8            Concurrent Private Placement. Contemporaneously with the Closing, the Purchaser and Flowr shall have completed the private placement contemplated by the Subscription Agreement pursuant to which the Purchaser will subscribe for 14,285,714 common shares in the capital of Flowr (the “Flowr Shares”) for an aggregate purchase price of CAD$999,999.98 (the “Private Placement”).

7.3            Conditions to the Obligations of Purchaser and Akanda.

The obligations of the Purchaser and Akanda to complete the Contemplated Transaction are subject to the satisfaction or (to the extent permitted by Applicable Laws) waiver by the Purchaser and Akanda, on or prior to the Closing Date, of each of the following further conditions:

7.3.1            Accuracy of Representations and Warranties. Each of the representations and warranties of the Vendor set forth in this Agreement and in any certificate or other writing delivered by them pursuant hereto: (i) that is qualified by materiality or Target Corporation Material Adverse Effect will be true and correct in all respects; and (ii) that is not so qualified will be true and correct in all material respects, in each case at and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they will be true and correct, or true and correct in all material respects, as the case may be, as of such earlier date).

7.3.2            Performance of Covenants. The Vendor shall have performed or complied in all material respects with all covenants, agreements and obligations required by this Agreement to be performed or complied with by the Vendor on or prior to the Closing Date.

7.3.3            No Target Corporation Material Adverse Effect. Between the Agreement Date and the Closing Date, there will have been no Target Corporation Material Adverse Effect.

7.3.4              Certificate of Compliance. The Vendor will have delivered to Akanda a certificate dated the Closing Date, signed an authorized officer of the Vendor, certifying as to the satisfaction of the conditions set forth in Section 7.3.1, Section 7.3.2 and Section 7.3.3.

7.3.5            Third Party Consents. The Vendor will have obtained the written consents of, or given notifications (to the extent only notification is required) to, the TSX Venture Exchange and each of the third parties set forth in Section 3.32 of the Vendor Disclosure Schedule, in each case in form and substance reasonably satisfactory to the Purchaser and Akanda, and all such consents will remain in full force and effect.

7.3.6            No Outstanding Securities. As of Closing there will be no outstanding securities of (i) the Company which are convertible into or exercisable or exchangeable for Company Shares or other securities of the Company, and (ii) OpCo which are convertible into or exercisable or exchangeable for other securities of OpCo.

7.3.7            Receipt of Closing Deliveries. The Vendor will, as applicable, have executed and delivered, or caused to be executed and delivered, all of the agreements, certificates and other documents specified in Section 2.6, all in form and substance reasonably satisfactory to Akanda.

7.3.8            Vendor Disclosure Schedule. The Vendor shall have delivered to the Purchaser and Akanda the Vendor Disclosure Schedule in the form and substance reasonably satisfactory to the Purchaser and Akanda. The disclosure in the Vendor Disclosure Schedule shall have not materially modified the representations and warranties of the Vendor.

7.3.9            Company Financial Statements. The Vendor shall have delivered the Company Financial Statements to the Purchaser and Akanda, which financial statements shall reflect the accuracy of representations and warranties of the Vendor as set out herein in respect of Company Financial Statements.

ARTICLE 8
INDEMNIFICATION

8.1            Indemnity by Vendor and Flowr

8.1.1            The Vendor and Flowr (in consideration of $1.00 and other good and valuable consideration paid to Flowr by each of the Purchaser and Akanda, the receipt and sufficiency of all of which is acknowledged by Flowr) will, jointly and severally, be liable to and indemnify the Purchaser, Akanda and the Target Corporations and defend and save them fully harmless against, and will reimburse them for, any Damages arising from, in connection with or related in any manner whatsoever:

8.1.1.1	any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or any agreement delivered pursuant to this Agreement;

8.1.1.2	any breach or non-fulfilment of any covenant or obligation on the part of the Vendor contained in this Agreement or any agreement delivered pursuant to this Agreement;

8.1.1.3	any third party claim against the either Target Corporation instituted prior to or after the Closing Time and whether or not disclosed in the Vendor Disclosure Schedule, which is based on an act or omission of the Vendor or either Target Corporation that occurred or commenced prior to the Closing Time;

8.1.1.4	any Taxes required to be paid by either Target Corporation relating to any period ending before the Closing Date and the portion of any Taxes relating to any period ending after the Closing Date that is attributable to the portion of that period ending before the Closing Date; and

8.1.1.5	all debts or liabilities, contingent or otherwise, of either Target Corporation (and than in respect of the Assumed Receivables) existing prior to the Closing Date or that arise from or after the Closing Date with respect to matters that occurred prior to the Closing Date.

8.1.2            For greater certainty and without limiting the generality of the foregoing provision, the indemnity provided for in this Section 8.1 will extend to any Damages arising from any act, omission or state of facts that occurred or existed prior to the Closing Date.

8.2            Indemnity by Purchaser and Akanda

8.2.1            The Purchaser and Akanda will, jointly and severally, be liable to and indemnify the Vendor and defend and save it fully harmless against, and will reimburse it for, any Damages arising from, in connection with or related in any manner whatsoever:

8.2.1.1	any incorrectness in or breach of any representation or warranty of the Purchaser or Akanda contained in this Agreement or any agreement delivered pursuant to this Agreement; and

8.2.1.2	any breach or non-fulfilment of any covenant or obligation on the part of the Purchaser or Akanda contained in this Agreement or any agreement delivered pursuant to this Agreement;

8.3            Claim Notice.

If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article 8, the Indemnified Party will promptly give written notice thereof (a “Claim Notice”) to the Indemnifying Party. The Claim Notice will specify whether the potential Damages arise as a result of a claim by a Person against any Indemnified Party (a “Third Party Claim”) or whether the potential Damages arise as a result of a claim directly by the Indemnified Party against the Indemnifying Parties (a “Direct Claim”), and will also specify with reasonable particularity (to the extent that the information is available): (a) the factual basis for the Direct Claim or Third Party Claim, as the case may be; and (b) the amount of the potential Damages arising therefrom, to the extent known.

8.4            Limitation of Liability of Vendor.

The aggregate amount of all Damages for which the Vendor and Flowr together will be liable to the Purchaser, Akanda and the Target Corporations will not exceed $12,500,000; provided that, this Section 8.4 shall not apply to any Damages that arise as result of a breach of any of the Vendor Fundamental Representations or any Claims that arise from the fraud or intentional misrepresentation of the Vendor.

8.5            Limitation of Liability of Purchaser and Akanda.

The aggregate amount of all Damages for which the Purchaser and Akanda together will be liable to the Vendor will not exceed $12,500,000; provided that, this Section 8.5 shall not apply to any Damages that arise as result of a breach of any of the Akanda Fundamental Representations or any Claims that arise from the fraud or intentional misrepresentation of the Purchaser or Akanda.

8.6            Indemnity Baskets

Notwithstanding any other provision of this Agreement:

8.6.1            neither the Vendor nor Flowr will have liability for Damages suffered or incurred by the Purchaser, Akanda or the Target Corporations, until the aggregate amount of all such Damages exceeds $250,000, and once the total of all such Damages exceeds the foregoing threshold, the Purchaser, Akanda and/or the Target Corporations, shall be entitled to make an indemnity claim for all such Damages in excess of $250,000, provided that, the foregoing limitation shall not apply to any Damages suffered by the Purchaser, Akanda or the Target Corporations as result of or in connection with a breach of the Vendor Fundamental Representations (or any of them), or any fraudulent or intentional misrepresentation on the part of the Vendor; and

8.6.2            neither the Purchaser nor Akanda will have any liability for Damages suffered or incurred by the Vendor, until the aggregate amount of all such Damages exceeds $250,000 and once the total of all such Damages exceeds the foregoing threshold, the Vendor shall be entitled to make an indemnity claim for all such Damages in excess of $250,000, provided that, the foregoing limitation shall not apply to any Damages suffered by the Vendor as result of or in connection with a breach of the Akanda Fundamental Representations (or any of them), or any fraudulent or intentional misrepresentation on the part of the Purchaser or Akanda.

8.7            Calculation of Damages.

The calculation of Damages payable to an Indemnified Party will not be affected by any inspection or inquiries made by on or behalf of the Party entitled to be indemnified under this Article 8.

ARTICLE 9
POST-CLOSING TAX RETURNS

9.1	Tax Returns

9.1.1.1	The Vendor shall, at its cost, cause the Target Corporations to prepare and file in a timely fashion all Tax returns required under any applicable Tax legislation (“Tax Returns”) to be filed by the them for (i) any period ending on or before the Closing Date (including as a consequence of the Closing) and for which Tax Returns have not been filed as of that date; and (ii) any period beginning prior to the Closing Date and ending after the Closing Date (collectively, the “Stub Period Returns”).

9.1.1.2	The Vendor and the Purchaser shall co-operate fully in good faith with each other and make available to each other in a timely fashion any information in their respective possession and that is reasonably required for the preparation and filing of the Stub Period Returns, and shall preserve that information in their respective possession until the expiration of any applicable limitation period under any applicable tax legislation. The Vendor shall provide to the Purchaser (and its tax advisors) for its review and approval a copy of the Stub Period Returns and Tax Returns 30 days prior to filing and the Purchaser will have the opportunity to fully comment on those Stub Period Returns prior to filing.

9.1.1.3	From and after the Closing Date, the Purchaser shall cause the Target Corporations to retain, until the expiration of any applicable limitation period under any applicable tax legislation, all books and records relating to any period ending on or before the Closing Date (including as a consequence of Closing) and that are reasonably required for the purpose of the preparation and filing of the Stub Period Returns. So long as such books and records are retained by the Target Corporations, the Vendor may inspect the same for the purpose of the preparation and filing of the Stub Period Returns.

9.1.1.4	After Closing, the Purchaser shall cause the Target Corporations to co-operate in a reasonable manner with the Vendor and its representatives for the purposes of the preparation of the Vendor’s accounts and the Tax Returns and in providing any information in the possession of the Target Corporations and that is reasonably required for those purposes. Without limiting the generality of the foregoing, the Purchaser shall, upon reasonable notice, cause the Target Corporations to provide the Vendor and its representatives reasonable access to those books and records in the possession of the Target Corporations that are reasonably required for the preparation of the Vendor’s accounts and the Tax Returns together with the assistance of those employees of the Target Corporations that the Vendor may reasonably request.

9.2            Cookies’ Agreements

With respect to: (i) the license and packaging agreement dated as of July 19, 2021, between OpCo, as licensee, and 1L Botanicals LLC and Cookies Creative Consulting & Promotions, Inc., as licensors, and (ii) the retail license agreement dated as of July 19, 2021, between OpCo, as licensee, and Cookies Creative Consulting & Promotions, Inc., as licensor ((i) and (ii) collectively, the “Cookies’ Agreements”), Flowr covenants to Akanda and the Purchaser that, forthwith following Closing, it shall use its best efforts to obtain written confirmation from Cookies Creative Consulting & Promotions, Inc. and 1L Botanicals LLC (as applicable), in form and substance satisfactory to Akanda and the Purchaser (each acting reasonably), that the Cookies’ Agreements will remain in place, notwithstanding Closing.

ARTICLE 10
TERMINATION

10.1            Grounds for Termination.

Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

10.1.1            by the mutual written agreement of the Parties;

10.1.2            by the Purchaser and Akanda in the event of a material breach of any representation, warranty, covenant or agreement of the Vendor contained herein and the failure of the Vendor to cure such breach within five (5) Business Days after receipt of written notice from Akanda requesting such breach to be cured; provided, however, that there will be no right to terminate if such breach was caused, in whole or in part, by a material breach by the Purchaser or Akanda;

10.1.3            by the Vendor in the event of a material breach of any representation, warranty, covenant or agreement of the Purchaser or Akanda contained herein and the failure of the Purchaser or Akanda to cure such breach within five (5) Business Days after receipt of written notice from the Vendor requesting such breach to be cured; provided, however, that there will be no right to terminate if such breach was caused, in whole or in part, by a material breach by the Vendor.

10.1.4            by any Party if any Governmental Authority will have issued a final and non-appealable order, decree or judgment permanently restraining, enjoining or otherwise prohibiting the completion of the Contemplated Transactions or any Governmental Authority has refused to provide a consent or approval set forth, or required by the terms of this Agreement to be set forth, in Section 3.32 of the Vendor Disclosure Schedule; or

10.1.5            by any Party if the Closing will not have occurred on or before April 30, 2022 (or such later date as may be agreed to in writing by the Purchaser and the Vendor); provided, however, that the right to terminate this Agreement under this Section 10.1.5 will not be available to any Party whose failure to fulfill any obligation under, or breach of any provision of, this Agreement will have been the cause of, or will have resulted in, the failure of the Closing to occur on or before the applicable date.

10.2            Notice of Termination.

Any Party desiring to terminate this Agreement pursuant to Section 10.1 will give written notice of such termination to the other Parties to this Agreement in accordance with Section 12.2, specifying the provision(s) pursuant to which such termination is effective.

10.3            Effect of Termination.

If this Agreement is terminated pursuant to this Article 10, this Agreement will forthwith become void and of no further force and effect and all rights and obligations of the Parties hereunder will be terminated without further liability of any Party to any other Party; provided, however, that: (i) the provisions of Sections 6.6 and 10.3, and Article 12, and the rights and obligations of the Parties thereunder, will survive any such termination; and (ii) nothing herein will relieve any Party from liability for willful or intentional breach, any Fraud Claim or any other liability arising prior to such termination under this Agreement prior to the date of termination.

ARTICLE 11
RELEASES

11.1            Vendor’s Release.

Except for obligations of Purchaser and Akanda arising under this Agreement or any agreement delivered by the Purchaser or Akanda pursuant to or in connection with this Agreement, the Vendor, on its own behalf, and on behalf of its shareholders, partners, equityholders, directors, managers, officers, employees, agents, representatives, advisors successors and assigns, with effect from the Closing, unconditionally and irrevocably waives, releases and forever discharges each of the Akanda Group Members and the Target Corporations and each of their respective Affiliates and past, present and future shareholders, partners, equityholders, directors, managers, officers, employees, agents, representatives, advisors, successors and assigns (each, a “Akanda Released Person”), from any and all liability of any kind or nature incurred or arising prior to Closing in connection with the either of the Vendor’s employment or engagement by, or through its legal or beneficial ownership of, the Company or any of its Affiliates, as applicable, in each case, whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, or due or to become due, and the Vendor acknowledges and agrees that such Person will not seek to recover any amounts in connection therewith or thereunder from any Akanda Released Person; provided that, nothing in this Section 11.1 will be deemed to constitute a release by such Person of any right to enforce its rights under this Agreement or any agreement delivered in connection with or pursuant this Agreement or not otherwise released pursuant to this Section 11.1.

11.2            Akanda Group Member Release.

Except for obligations of the Vendor arising under this Agreement or any agreement delivered by the Vendor pursuant to or in connection with this Agreement, each Akanda Group Member and each of their respective shareholders, partners, equityholders, directors, managers, officers, employees, agents, representatives, advisors, successors and assigns, with effect from the Closing, unconditionally and irrevocably waives, releases and forever discharges the Vendor from any and all liability of any kind or nature incurred or arising prior to Closing in connection with a Vendor’s engagement by, or through its legal or beneficial ownership of, the Company, whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, or due or to become due, and each Akanda Group Member acknowledges and agrees that it will not seek to recover any amounts in connection therewith or thereunder from the Vendor; provided that, nothing in this Section 11.2 will be deemed to constitute a release by such Person of any right to enforce its rights under this Agreement or any agreement delivered in connection with or pursuant this Agreement, or not otherwise released pursuant to this Section 11.2.

ARTICLE 12
GENERAL PROVISIONS

12.1            Non-Survival of Representations, Warranties and Covenants.

The representations, warranties or covenants contained in this Agreement shall survive the Closing Time for a period of one year unless otherwise specified in this Agreement.

12.2            Notices.

Any notice, direction or other communication given regarding the matters contemplated by this Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier or email transmission (provided that the sender of such email transmission does not receive a delivery failure notice from the intended recipient in respect of such email transmission), or similar means of recorded electronic communication, addressed as follows:

12.2.1            If to the Purchaser or Akanda, to:

Akanda Corp.

77 King Street West, Suite 400

Toronto-Dominion Centre

Toronto, ON M5K 0A1

Attention: Tej Virk

Email: tej@akandacorp.com

with a copy to:

Dentons Canada LLP

77 King Street West, Suite 400

Toronto-Dominion Centre

Toronto, ON M5K 0A1

Attention:       Eric Foster

E-mail:            eric.foster@dentons.com

12.2.2            If to the Vendor or Flowr, to:

Holigen Holdings Limited

Attention: John Chou

Email: john.chou@flowr.ca

with a copy to:

Wildeboer Dellelce LLP

365 Bay Street, Suite 800

Toronto, ON M5H 2V1

Attention:       Jeff Hergott

Email:             jhergott@wildlaw.ca

Subject to the foregoing, a Notice is deemed to be given and received on the date on which it was delivered or transmitted if it is a Business Day and the delivery or transmission was made prior to 6:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.

12.3            Counterparts.

This Agreement may be executed and delivered (including by electronic transmission) in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

12.4            Amendments and Waivers.

This Agreement may not be amended or waived except by an instrument in writing signed by an authorized representative of each Party. No course of conduct or failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.5            Severability.

Wherever possible, each provision hereof will be interpreted in such manner as to be effective and valid under Applicable Laws, but if any one or more of the provisions contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

12.6            Assignment; Successors and Assigns.

Neither this Agreement nor any of the rights, interests or obligations of any Party hereunder may be assigned, delegated or otherwise transferred by such Party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each other Party, and any attempt to make any such assignment, delegation or other transfer without such consent will be null and void; provided, however, that Akanda may assign its rights, interests and obligations under this Agreement, without the consent of the other Parties, to any Person who acquires all or substantially all of the assets and business of Akanda or to any Affiliate of Akanda, subject to the assumption in writing by such Person or Affiliate of Akanda’s obligations hereunder; and provided, further, that Akanda may assign or encumber this Agreement or any of its rights and obligations hereunder as security for any Indebtedness of Akanda or its Affiliates without the consent of the other Parties. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

12.7            No Third Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended or will be construed to confer upon any third party, other than the signatories to this Agreement and their respective successors and assigns permitted by Section 12.6, any right, remedy or claim under or by reason of this Agreement.

12.8            Governing Law.

This Agreement and all disputes and controversies relating to or arising out of this Agreement are governed by and will be interpreted and construed in accordance with the laws of Ontario. Each signatory to this Agreement irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in Toronto, Ontario (and appellate courts therefrom) and waives objection to the venue of any proceeding in such court or that such court provides an inappropriate forum.

12.9            Specific Performance.

The Parties agree that irreparable and ongoing Damages would occur in the event that any provision of this Agreement were not performed in accordance with its terms or otherwise was breached. Accordingly, each Party agrees that in the event of any actual or threatened breach of this Agreement by another Party, the non-breaching Party will be entitled, in addition to all other rights and remedies that it may have, to obtain injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction and a final injunction) to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual Damages. The prevailing Party in any action commenced under this Section 12.9 (whether through a monetary judgment, injunctive relief or otherwise) will be entitled to recover from the other Parties reimbursement for its reasonable legal fees and court costs incurred in connection with such action. Subject to any other provision hereof including, without limitation, Section 10.3 hereof, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available hereunder at law or in equity to each of the Parties hereto.

12.10            Interpretation; Absence of Presumption.

12.10.1            The defined terms and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. In this Agreement, except to the extent otherwise provided herein or that the context otherwise requires: (i) words used in the singular include the plural and words in the plural include the singular; (ii) reference to any gender includes the other gender and neuter; (iii) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation”; (iv) the words “herein”, “hereof”, “hereto”, “hereunder” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (v) reference to any Article, Section, Exhibit or Schedule will mean such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; (vi) reference to any Applicable Laws will mean such Applicable Laws (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability; and (vii) references to “$” are to the lawful currency of the United States unless otherwise stated. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder will fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

12.10.2            Each Party acknowledges and agrees that the Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

12.10.3            In the event of any inconsistency between the statements in this Agreement and statements in the Vendor Disclosure Schedule, the Akanda Disclosure Record or the other schedules referred to herein, the statements in this Agreement will control and the statements in the Vendor Disclosure Schedule, the Akanda Disclosure Record and the other schedules referred to herein will be disregarded to the extent of such inconsistency.

12.11            Announcements.

None of the Parties may make a press release, public statement or announcement or other public disclosure in respect of this Agreement or the Contemplated Transactions without the prior written consent of the other Parties, unless required by Applicable Law or a Governmental Authority. Where such disclosure is required by Applicable Law or a Governmental Authority, the Party required to make such disclosure will provide notice to the other Parties as soon as reasonably possible and shall to the extent possible consult with the other Parties with respect to the content and timing of such disclosure.

12.12            Entire Agreement.

This Agreement (including the Exhibits referred to herein and which form part hereof) contain the complete agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, whether written or oral, with respect to the subject matter hereof and thereof. This Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties. There are no unwritten or oral agreements between the Parties.

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, each Party has executed this Agreement.

AKANDA CORP.

By:	/s/ Tejinder Virk
Name: Tejinder Virk
Title: Chief Executive Officer

CANNAHEALTH LIMITED

By:	/s/ Tejinder Virk
Name: Tejinder Virk
Title: Director

HOLIGEN HOLDINGS LIMITED

By:	/s/ Thomas Flow
Name: Thomas Flow
Title: Director

THE FLOWR CORPORATION

By:	/s/ Noel Biderman
Name: Noel Biderman
Title: Director